                                                             Exhibit 2(a)









                              DISTRIBUTION AGREEMENT


                                     between


                           SEAFIELD CAPITAL CORPORATION

                                       and


                                 SLH CORPORATION

                                   dated as of

                                December 20, 1996

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE                  1
          1.1     ISSUANCE OF STOCK.                                           1
          1.2     TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.            2
          1.3     VALUATION OF TRANSFER ASSETS AND LIABILITIES.                2
          1.4     CONDUCT OF BUSINESS PENDING THE DISTRIBUTION DATE.           2
          1.5     REGISTRATION.                                                2

ARTICLE II THE DISTRIBUTION                                                    3
          2.1     RECORD DATE AND DISTRIBUTION DATE.                           3
          2.2     THE AGENT.                                                   3
          2.3     DELIVERY OF SHARE CERTIFICATES TO THE AGENT.                 3
          2.4     DISTRIBUTION.                                                3
          2.5     PAYMENT IN LIEU OF FRACTIONAL SHARES.                        3
          2.6     DELIVERY OF TAX INFORMATION.                                 4

ARTICLE III SURVIVAL, ASSUMPTION AND INDEMNIFICATION                           4
          3.1     SURVIVAL OF AGREEMENTS.                                      4
          3.2     TAXES AND EMPLOYEE-RELATED ASSETS AND LIABILITIES.           4
          3.3     ASSUMPTION AND INDEMNIFICATION.                              4
          3.4     PROCEDURE FOR INDEMNIFICATION.                               6
          3.5     REMEDIES CUMULATIVE.                                         7

ARTICLE IV CERTAIN ADDITIONAL COVENANTS                                        7
          4.1     FURTHER ASSURANCES.                                          7
          4.2     SLH BOARD.                                                   8
          4.3     CONTINUING CONTRACTUAL ARRANGEMENTS.                         8
          4.4     INTERCOMPANY ACCOUNTS AND SLH NOTE.                          8
          4.5     OTHER AGREEMENTS.                                            9

ARTICLE V ACCESS TO INFORMATION                                                9
          5.1     PROVISION OF CORPORATE RECORDS.                              9
          5.2     ACCESS TO INFORMATION.                                       9
          5.3     PRODUCTION OF WITNESSES.                                     9
          5.4     RETENTION OF RECORDS.                                        9
          5.5     CONFIDENTIALITY.                                            10
                                        i

ARTICLE VI EMPLOYEE BENEFITS                                                  10
          6.1     SEAFIELD PENSION PLAN.                                      10
          6.2     SEAFIELD 401K PLAN.                                         10
          6.3     SEAFIELD STOCK PURCHASE PLAN.                               10
          6.4     SEAFIELD STOCK OPTION PLANS.                                10
          6.5     SEAFIELD SUPPLEMENTAL RETIREMENT AGREEMENTS.                11
          6.6     SEAFIELD SEVERANCE AGREEMENTS, TERMINATION COMPENSATION
                  AGREEMENTS, AND SEVERANCE PAY.                              11
          6.7     SEAFIELD CONSULTING AGREEMENT.                              12
          6.8     SEAFIELD INDEMNIFICATION AGREEMENTS.                        12
          6.9     WELFARE PLANS.                                              12
          6.10    DIRECTORS' PLANS.                                           13
          6.11    OTHER BALANCE SHEET ADJUSTMENTS.                            13
          6.12    PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS.         14
          6.13    REIMBURSEMENT; INDEMNIFICATION.                             14
          6.14    FURTHER TRANSFERS.                                          14
          6.15    SLH OFFICERS, EMPLOYEES AND FACILITIES.                     14
          6.16    COMPLIANCE.                                                 15

ARTICLE VII NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS                      15
          7.1     NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS.               15

ARTICLE VIII INSURANCE                                                        15
          8.1     INSURANCE POLICIES AND RIGHTS INCLUDED WITHIN SLH ASSETS.   15
          8.2     POST-DISTRIBUTION DATE CLAIMS.                              15
          8.3     ADMINISTRATION AND RESERVES.                                16
          8.4     INSURANCE PREMIUMS.                                         16
          8.5     ALLOCATION OF INSURANCE PROCEEDS; COOPERATION.              16
          8.6     REIMBURSEMENT OF EXPENSES.                                  17
          8.7     INSURER INSOLVENCY.                                         17
          8.8     NO REDUCTION OF COVERAGE.                                   17
          8.9     ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE.          17

ARTICLE IX MISCELLANEOUS                                                      18
          9.1     CONDITIONS TO OBLIGATIONS.                                  18
                                        ii

          9.2     COMPLETE AGREEMENT.                                         19
          9.3     EXPENSES.                                                   19
          9.4     GOVERNING LAW.                                              19
          9.5     NOTICES.                                                    19
          9.6     AMENDMENT AND MODIFICATION. 20
          9.7     SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.       20
          9.8     COUNTERPARTS.                                               20
          9.9     INTERPRETATION.                                             20
          9.10    LEGAL ENFORCEABILITY.                                       20
          9.11    REFERENCES; CONSTRUCTION.                                   20
          9.12    TERMINATION.                                                21

ARTICLE X DEFINITIONS                                                         21
          10.1    GENERAL.                                                    21
          10.2    REFERENCES TO TIME.                                         30

                                       iii

                                     Exhibits

     Exhibit No.                    Description

          A     Facilities Sharing and Interim Services Agreement.

          B     Form of SLH Employment Agreement.

          C     Form of Tax Sharing Agreement.

          D     Assignment and Assumption Agreement.

          F     SLH Stock Incentive Plan.

                                        iv

                             DISTRIBUTION AGREEMENT


     This DISTRIBUTION AGREEMENT, dated as of December 20, 1996, by and among Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH Corporation, a newly formed Kansas corporation which is a wholly owned subsidiary of Seafield ("SLH").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Seafield and SLH have determined that it is in the best interests of the shareholders of Seafield: (1) to transfer to SLH substantially all of Seafield's assets (the "Transfer Assets") other than its holdings of LabOne, Inc. ("Lab"), and certain other assets (the "Retained Assets" as more particularly defined below) and certain liabilities (the "Transfer Liabilities") and (2) to distribute to the holders of the issued and outstanding shares of common stock, par value $1 per share, of Seafield all of the issued and outstanding shares of common stock, par value $0.01 per share, of SLH (the "Shareholders") in accordance with Article II hereof (the "Distribution");

     WHEREAS, the Distribution is intended to constitute a dividend taxable to the Shareholders to the extent of Seafields current and accumulated earnings and profits under the Internal Revenue Code of 1986, as amended and applicable state laws;

     WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I
               CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

     1.1 ISSUANCE OF STOCK. Prior to or as of the Distribution Date, the parties hereto shall take all steps necessary to reclassify the outstanding shares of SLH Common Stock so that, except as otherwise contemplated by this Agreement, immediately prior to or as of the Distribution Date the number of shares of SLH Common Stock outstanding and held by Seafield shall equal approximately one fourth the number of shares of Seafield Common Stock outstanding on the Record Date.

     1.2 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. Prior to the Distribution Date, the parties hereto shall take all action necessary to transfer to SLH, and to cause SLH to assume, as the case may be, effective as of the Distribution Date, (1) all of the Transfer Assets and (2) all of the Transfer Liabilities.

     1.3 VALUATION OF SLH COMMON STOCK. Seafield and SLH shall take such steps as may be necessary or appropriate subsequent to the Distribution Date to determine the Fair Market Value of the SLH Common Stock to be distributed in the Distribution, as of the Distribution Date. Prior to January 31 1998, Seafield will report the amount of the Distribution received by each Seafield shareholder to such shareholder and to the IRS on IRS Form 1099-DIV.

     1.4 CONDUCT OF BUSINESS PENDING THE DISTRIBUTION DATE. Each of the parties hereto agrees that from the date hereof until the Distribution Date, except as otherwise contemplated by this Agreement, it will use its best efforts to carry on the SLH Business diligently in the ordinary course and substantially in the same manner as heretofore conducted and to preserve intact the business organization and goodwill of the SLH Business (including using its best efforts to cause its Subsidiaries to take such actions).

     1.5     REGISTRATION.  Prior to the Distribution Date:

          (a) Seafield and SLH shall prepare the Information Statement and the Registration Statement. SLH shall file the Registration Statement with the SEC. Seafield and SLH shall use reasonable efforts to cause the Registration Statement to become effective under the Exchange Act as promptly as reasonably practicable. Seafield and SLH shall prepare the Information Statement; and after the Registration Statement becomes effective, Seafield shall mail the Information Statement to the holders of Seafield Common Stock as of the Record Date.

          (b) The parties hereto shall use their best efforts to take all such action as may be necessary or appropriate under state securities and Blue Sky laws in connection with the transactions contemplated by this Agreement.

          (c) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any Plans contemplated hereby.

                                        2

                                   ARTICLE II
                                THE DISTRIBUTION

     2.1 RECORD DATE AND DISTRIBUTION DATE. Subject to the satisfaction of the conditions set forth in Section 9.1, the Board of Directors of Seafield, or the Executive Committee thereof, if so authorized by the Board of Directors, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

     2.2 THE AGENT. Prior to the Distribution Date, Seafield or such financial instituion specializing in securities tranfers as Seafield may appoint (the "Agent") shall make appropriate arrangements for, among other things, the payment of the Distribution to the holders of Seafield Common Stock in accordance with this Article II.

     2.3 DELIVERY OF SHARE CERTIFICATES TO THE AGENT. Prior to or as of the Distribution Date, SLH shall deliver to the Agent, a share certificate representing all of the outstanding shares of SLH Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution Date, upon the request of Seafield, as Agent, SLH shall provide all certificates for shares of SLH Common Stock that the Agent shall require in order to effect the Distribution.

     2.4 DISTRIBUTION. Except as otherwise contemplated by this Agreement, Seafield, as Agent, shall distribute, as of the Distribution Date, one share of SLH Common Stock in respect of each four shares of Seafield Common Stock held by holders of record of Seafield Common Stock on the Record Date. All shares of SLH Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable.

     2.5 PAYMENT IN LIEU OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of SLH Common Stock will be issued to Seafield shareholders or to the accounts of participants in the Seafield 401K Plan or the Seafield Stock Purchase Plan as part of the Distribution. The Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Agent based upon the average gross selling price per share of Common Stock of all such sales. Seafield will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of Seafield, SLH or the Distribution Agent will guarantee any minimum sale price for the shares of SLH Common Stock, and no interest will be paid on the proceeds.
                                        3

     2.6 DELIVERY OF TAX INFORMATION. Subsequent to the Distribution Date, Seafield shall deliver the Tax Information to each holder of Seafield Common Stock on the Record Date January 31, 1998..

                                   ARTICLE III
                      SURVIVAL, ASSUMPTION AND INDEMNIFICATION

     3.1 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

     3.2 TAXES AND EMPLOYEE-RELATED ASSETS AND LIABILITIES. This Article III shall not be applicable to any Plan Assets or any Indemnifiable Losses or Liabilities related to (1) Taxes, which shall be governed by the Tax Sharing Agreement or (2) the current or former employment of any Seafield Individual or SLH Individual, or the compensation or benefits for any Seafield Director or SLH Director, under any Plan or otherwise, which shall be governed by Article VI hereof and the Assignment and Assumption Agreement.

     3.3     ASSUMPTION AND INDEMNIFICATION.

          (a) Subject to Section 3.2, the Assignment and Assumption Agreement, the Tax Sharing Agreement and Article VI, from and after the Distribution Date, Seafield shall retain or assume, as the case may be, and shall indemnify, defend and hold harmless each SLH Individual and each member of the SLH Group, and each of their Representatives and Affiliates, from and against:

               (1) all liabilities for third party claims relating to, arising out of or due to, directly or indirectly, the Distribution or to the service by any SLH Individual as an officer, director or employee of any member of the Seafield Group prior to the Distribution, except to the extent covered by insurance and provided such indemnification would be permitted by law if such officer, director or employee made a claim for indemnification,

               (2) all Seafield Liabilities and Liabilities of any member of the Seafield Group under this Agreement or any of the Other Agreements, and

               (3) all Indemnifiable Losses of any such SLH Individual, member of the SLH Group, Representative or Affiliate relating to, arising out of or due to, directly or indirectly, the Seafield Assets, the Seafield Liabilities, the Seafield Business, the Seafield Individuals or the Seafield Group's Representatives, whether relating to or arising out of occurrences prior to or after the Distribution Date.

          (b) Subject to Section 3.2, the Tax Sharing Agreement, the Assignment and Assumption Agreement and Article VI, and except as specifically provided in Section 3.3(a), from and after the Distribution Date, SLH shall assume, and shall indemnify, defend and hold harmless each Seafield Individual and each member of the Seafield Group, and each of their Representatives and Affiliates, from and against,

               (1) all SLH Liabilities and all Liabilities of the SLH Group under this Agreement or any of the Other Agreements, and

               (2) all Indemnifiable Losses of any such Seafield Individual, member of the Seafield Group, Representative or Affiliate relating to, arising out of or due to, directly or indirectly, the SLH Assets, the SLH Liabilities, the SLH Business, the SLH Employees or the SLH Group's Representatives, whether relating to or arising out of occurrences prior to or after the Distribution Date.

          (c) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 3.3(c) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of Seafield and SLH shall make appropriate payments to the other, including the payment of interest thereon at the federal statutory rate then in effect, to reflect such adjustments.

          (c) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 3.3 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss, it being understood and agreed that each of Seafield and SLH shall use its best efforts to collect any such proceeds or other amounts to which it or any of its Subsidiaries is entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (1) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (2) the amount of such Indemnifiable Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim. Notwithstanding anything to the contrary in this Section 3.3, each party's indemnity under this
Section 3.3 shall include the increased cost and expense of purchasing insurance against future losses, provided and to the extent that such cost and expense is directly attributable to Indemnifiable Losses.

     3.4     PROCEDURE FOR INDEMNIFICATION.

          (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.4 shall not relieve any Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

          (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-Party Claim; provided, however, that such an election by the Indemnifying Party shall be deemed an admission of its obligation to indemnify the Indemnitee with respect to such Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a

Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article III for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (1) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party and (2) each of such Indemnifying Party and such Indemnitee shall have the right to run its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 3.4 within the period of ten Business Days described above, such Indemnitee may defend, compromise and settle such Third-Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (1) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third-Party Claim or (2) settle or compromise any Third-Party Claim in any manner that may adversely affect the Indemnitee.
     3.5 REMEDIES CUMULATIVE. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

                                   ARTICLE IV
                          CERTAIN ADDITIONAL COVENANTS

     4.1     FURTHER ASSURANCES.

          (a) In addition to the actions specifically provided for elsewhere in this Agreement and the Other Agreements, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby and the Other Agreements. If any such transfer of Assets or Liabilities is not consummated prior to or at the Distribution Date, then the party hereto retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), or shall retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and shall take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership of all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

          (b) Without limiting the generality of Section 4.1(a), Seafield, as the sole stockholder of SLH, shall ratify any actions which are reasonably necessary or desirable to be taken by SLH to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the preparation and implementation of appropriate Plans for SLH Employees.

     4.2 SLH BOARD. Prior to, or simultaneously with, the Distribution Date, SLH shall take such actions as are necessary such that its Board of Directors is comprised of those individuals named as directors in the Information Statement.

     4.3 CONTINUING CONTRACTUAL ARRANGEMENTS. Notwithstanding anything in this Agreement to the contrary, except as set forth in Sections 4.4 and 4.5, to the extent that any member of either Group is now providing or selling, or in the future may provide or sell, to any member of the other Group any services, benefits or products pursuant to any written or oral agreement or understanding whatsoever, such agreement or understanding shall not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby.

     4.4 INTERCOMPANY ACCOUNTS AND SLH NOTE. Effective as of the Distribution Date all intercompany receivables, payables, loans or advances between

Seafield and SLH shall be treated in the manner provided in the Assignment and Assumption Agreement.

     4.5 OTHER AGREEMENTS. Each of Seafield and SLH shall use reasonable efforts to enter into, or to cause the appropriate members of its Group to enter into, the Other Agreements prior to the Distribution Date. If there shall be a conflict between the provisions of this Agreement and the provisions of the Other Agreements, the provisions of the Other Agreements shall control.

                                   ARTICLE V
                             ACCESS TO INFORMATION

     5.1 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Distribution Date, Seafield shall deliver to SLH all corporate books and records of the SLH Group and copies of all corporate books and records of the Seafield Group relating to the SLH Assets, the SLH Liabilities, or the SLH Business, including in each case all active agreements, active litigation files and government filings. From and after the Distribution Date, all books, records and copies so delivered shall be the property of SLH.

     5.2 ACCESS TO INFORMATION. From and after the Distribution Date, each of Seafield and SLH shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within such party's possession relating to such other party's businesses, Assets or Liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, Information may be requested under this Section 5.2 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     5.3 PRODUCTION OF WITNESSES. After the Distribution Date, each of Seafield and SLH shall use reasonable efforts to make available to the other, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     5.4 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each of Seafield and SLH shall retain, for a period of at least ten years following the Distribution Date, all significant Information in such party's possession or under its control relating to the business, Assets or Liabilities of the other party and, after the expiration of such ten-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     5.5 CONFIDENTIALITY. From and after the Distribution Date, each of Seafield and SLH shall hold, and shall use its reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this
Section 5.5; provided, however, that Seafield and SLH may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law, or (b) such party can show that such Information was (1) available to such party on a nonconfidential basis prior to its disclosure by the other party, (2) in the public domain through no fault of such party or (3) lawfully acquired by such party from other sources after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements. Notwithstanding the foregoing, each of Seafield and SLH shall be deemed to have satisfied its obligations under this Section 5.5 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                   ARTICLE VI
                               EMPLOYEE BENEFITS

     6.1 SEAFIELD PENSION PLAN. As soon as practicable after the Distribution Date Seafield and SLH will take such steps as the Seafield Board shall determine to distribute to or for the benefit of SLH Employees their interests in the Seafield Pension Plan. Any liability relating to such plan shall be deemed a Retained Liability under the Assignment and Assumption Agreement.

     6.2 SEAFIELD 401K PLAN. As soon as practicable after the Distribution Date Seafield and SLH will take steps steps as the Seafield Board shall determine to distribute to or for the benefit of SLH Employees their interests in the Seafield Pension Plan. Any liability relating to such plan shall be deemed a Retained Liability under the Assignment and Assumption Agreement.

     6.3 SEAFIELD STOCK PURCHASE PLAN. The Seafield Stock Purchase Plan shall continue in effect after the Distribution and Obligations thereunder shall be a Retained Liability under the Assignment and Assumption Agreement.

     6.4 SEAFIELD STOCK OPTION PLANS. Obligations under the Seafield Stock Option Plans shall be deemed a Retained Liability under the Assignment and Assumption Agreement. However, Seafield and SLH shall cooperate and take all action necessary to adopt the SLH Option Plan (in the form of Exhibit E hereto). As of the Distribution Date, employment of an Optionee under any of the Seafield Stock Option Plans as a director, officer or employee of SLH or any SLH Subsidiary, shall be deemed to constitute employment by Seafield under the Seafield Stock Option Plans so that the Optionee's termination of employment with Seafield shall not accelerate the expiration of the term of the Option; provided that this provision shall not apply to an Incentive Stock Option without the express written consent of the Optionee. In addition, employees of Seafield who are provided to SLH under the Facilities Sharing and Interim Services Agreements who become optionees under the SLH Option Plan shall be deemed to be employees of SLH for purposes of that plan.

     6.5 SEAFIELD SUPPLEMENTAL RETIREMENT AGREEMENTS. As of the Distribution Date as to any SLH Employee who is a party to a Seafield Supplemental Retirement Agreement, Seafield shall retain, or cause one or more members of the Seafield Group to assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever of either Group whether or not incurred prior to the Distribution Date in connection with claims under such Seafield Supplemental Retirement Agreement in respect of any such SLH Employee.

     6.6 SEAFIELD SEVERANCE AGREEMENTS, TERMINATION COMPENSATION AGREEMENTS, AND SEVERANCE PAY.

          (a) Pursuant to the Facilities Sharing and Interim Services Agreement, it is contemplated that for an indefinite period subsequent to the Distribution Date Seafield will provide to SLH certain management services from individuals that will remain employees of Seafield and that will be compensated by Seafield. Under such arrangement SLH shall have no liability with respect to Seafield's obligations to such Employees before or after the Distribution Date except to the extent of arrangements entered into as contemplated by this Agreement and all of such Seafield obligations to such individuals shall be deemed to be Retained Liabilities under the Assignment and Assumption Agreement. Accordingly, SLH directors or officers who do not become SLH Employees (for purposes of this paragraph, a Seafield employee whose services are provided to SLH under the Facitliy Sharing and Interim Services Agreement shall not be deemed an SLH Employee) and who are parties to Seafield Severance Agreements or Termination Compensation Agreements shall continue to be subject to such agreements and all obligations thereunder shall be Retained Liabilities under the Assignment and Assumption Agreement.

          (b) On or prior to the Distribution Date and effective as of the Distribution Date SLH and SLH officers shall enter into SLH Employment Agreements in the form appended hereto as Exhibit B.

          (c) Seafield and SLH agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of the Seafield Group and become SLH Employees, such cessation shall not be deemed a severance of employment from either Group for purposes of any Plan or the Seafield Severance Agreements that provide for the payment of severance, salary continuation or similar benefits and shall, in connection with the Distribution, if and to the extent appropriate obtain waivers from individuals against any such assertion.

          (d) Except as otherwise provided above and subject to the terms of the Other Agreements, the Seafield Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of Seafield Individuals and the SLH Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of SLH Individuals in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any such person's employment either before, to the extent unpaid, or on or after the Distribution Date.

     6.7 SEAFIELD CONSULTING AGREEMENT. The Seafield Consulting Agreement shall not be affected by the Distribution. shall be Retained Liabilities under the Assignment and Assumption Agreement.

     6.8     SEAFIELD INDEMNIFICATION AGREEMENTS.

          (a) The Distribution shall not effect a Termination of any existing Seafield Indemnification Agreement and Seafield obligations thereunder shall be deemed to be Retained Liabilities under the Assignment and Assumption Agreement.

          (b) Seafield and SLH agree that activities of SLH Individuals for SLH from and after the Distribution Date shall be covered under the SLH Indemnification Provisions of the SLH Articles of Incorporation and Bylaws or under such other indemnification agreement as SLH may adopt and not under the Seafield Indemnification Agreements and that such SLH Individuals in such capacities shall not be deemed to be acting for SLH at the "request of Seafield" under the Seafield Indemnification Agreements.

     6.9     WELFARE PLANS.

          (a) Subject to the terms of the Assignment and Assumption Agreement, as of the Distribution Date, SLH shall assume or retain, or cause one or more members of the SLH Group to assume or retain, as the case may be, and shall be solely responsible for, or cause its insurance carriers to be responsible for all liabilities and obligations whatsoever of the Seafield Group, whether or not incurred prior to the Distribution Date in connection with claims under any Seafield Welfare Plan (including any Seafield Welfare Plan providing for post-retirement or retiree medical benefits) in respect of any SLH Employee and Seafield shall cease to have any liability or obligation with respect thereto.

          (b) Subject to the terms of the Assignment and Assumption Agreement, as of the Distribution Date, SLH shall take, or cause to be taken, all actions necessary and appropriate on behalf of itself and the SLH Group (1) to assume any existing Welfare Plan of the Seafield Group, which Welfare Plan, as of the Distribution Date, provides benefits solely for SLH Employees or (2) otherwise to adopt such Welfare Plans as necessary to provide welfare benefits, effective as of the Distribution Date, and to assume the liabilities and obligations to SLH Employees which are or shall become the responsibility of SLH to the extent specified in Section 6.9(a). For this purpose, with respect to any SLH Employee, Seafield, SLH or a member of the SLH Group shall, to the extent applicable, credit such Individual with any term of service provided to any member of either Group, and consider such SLH Individual to have satisfied any other eligibility criteria (including satisfaction of applicable deductibles or coinsurance amounts) to the extent so satisfied as of the Distribution Date, as if such service had been rendered to SLH or the member of the SLH Group and as if such eligibility criteria had been satisfied while employed by SLH or the member of the SLH Group. In connection with the foregoing, Seafield agrees to provide SLH or its designated insurance representative with such information (in the possession of the Seafield Group and not already in the possession of the SLH Group) as may be reasonably requested by SLH and necessary for the SLH Group to assume or establish any such Welfare Plan.

          (c) Seafield shall assume, or retain, all liabilities and obligations whatsoever of any Group for benefits under any Welfare Plan other than as set forth in Section 6.9(a).

          (d) Notwithstanding any other term or provision hereof, SLH shall not assume or be liable for any Welfare or other Plan of any member of the LabResponse Group.

     6.10 DIRECTORS' PLANS. SLH shall not assume or be liable for any compensation or other remuneration of any Seafield Director. SLH shall provide each SLH Director (other than directors who are Seafield Employees after the Distribution) with participation in the SLH Option Plan and, until further directed by the SLH Board, a quarterly retainer of $1,000 per quarter and meeting fees of $500 per meeting. Until further directed by the SLH Board, salary and other compensation paid to an employee Director shall compensate such employee for service as a SLH Director.

     6.11 OTHER BALANCE SHEET ADJUSTMENTS. To the extent not otherwise provided in this Agreement, Seafield and SLH shall take such action as is necessary to effect an adjustment to the books of Seafield and SLH so that, as of the Distribution Date, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Distribution Date by the Seafield and the SLH Group are appropriately reflected on the consolidated balance sheets as of the Distribution Date of Seafield and SLH, respectively.

     6.12 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. No provisions of this Agreement or the Assignment and Assumption Agreement, including the agreement of Seafield or SLH that it, or Seafield or any member of the SLH Group, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of Seafield or SLH or any member of the SLH Group to amend such Plan or terminate its participation therein which Seafield or SLH or any member of the SLH Group would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself.

     6.13 REIMBURSEMENT; INDEMNIFICATION. Each of the parties hereto acknowledges that the Seafield Group, on the one hand, and the SLH Group, on the other hand, may incur costs and expenses (including contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Seafield and SLH agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any tax reduction or recovery of tax benefit realized by Seafield or SLH, as the case may be, in respect of the corresponding payment made by it.

     6.14 FURTHER TRANSFERS. Seafield and SLH recognize that there may be SLH Individuals who will, after the Distribution Date, become employed by Seafield and there may be Seafield individuals who become employed, after the Distribution Date, by SLH. If Seafield and SLH so agree with respect to any such individuals, the assets and liabilities with respect to such employees which are associated with the plans and programs described in this Agreement may be transferred and assumed in a manner consistent with this Agreement. Any such transfers or assumptions will be considered to be governed by the terms of this Agreement and the Facilities Sharing and Interim Services Agreement and shall not require the agreement of Seafield and SLH if they occur within 3 months of the Distribution Date.

     6.15     SLH OFFICERS, EMPLOYEES AND FACILITIES.

          (a) Effective as of the Distribution Date the employees of SLH and the SLH Group shall be as specified in the Assignment and Assumption Agreement.

          (b) Seafield shall also provide certain services and personnel to SLH and SLH shall provide certain facilities to Seafield during the Transition Period pursuant to the Facilities Sharing and Interim Services Agreement.

          (c) SLH shall provide each SLH Officer with participation in the SLH Option Plan.

     6.16     COMPLIANCE.  Notwithstanding anything to the contrary in this
Article VI, to the extent any actions of the parties contemplated in this Article are determined prior to Distribution to violate law or result in unintended tax liability for Seafield Individuals or SLH Individuals, such action may be modified to avoid such violation of law or unintended tax liability.

                                   ARTICLE VII
                    NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS

     7.1 NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS. SLH understands and agrees that no member of the Seafield Group is, in this Agreement or in any other agreement or document, representing or warranting to SLH in any way as to the SLH Assets, the SLH Liabilities, or the SLH Business or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that SLH shall take all of the SLH Assets "as is, where is" and that, except as provided in the Assignment and Assumption Agreement and Section 4.1, SLH shall bear the economic and legal risk that conveyances of the SLH Assets shall prove to be insufficient or that the title of any member of the SLH Group to any SLH Assets shall be other than good and marketable and free from encumbrances.

                                  ARTICLE VIII
                                   INSURANCE

     8.1 INSURANCE POLICIES AND RIGHTS INCLUDED WITHIN SLH ASSETS. Without limiting the generality of the definition of Transfer Assets set forth in
Section 10.1, the Transfer Assets shall include (a) any and all rights of an insured party under each of the Seafield Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all SLH Claims; provided, however, that nothing in this clause (a) shall be deemed to constitute (or to reflect) the assignment of any of the Seafield Policies to SLH, and (b) the SLH Policies. SLH shall be entitled to receive from Seafield any Insurance Proceeds paid to any member of the Seafield Group with respect to any third-party SLH Claim under any Seafield Policy.

     8.2 POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any Person shall assert a SLH Claim, then Seafield shall at the time such SLH Claim is asserted be deemed to assign, without need of further documentation, to SLH all of the Seafield Group's rights, if any, as an insured party under the applicable Seafield Policy with respect to such SLH Claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 8.2 shall be deemed to (1) constitute (or to reflect) the assignment of any of the Seafield Policies to SLH or (2) affect the Seafield indemnity set forth in Section 3.3 of this Agreement.

     8.3     ADMINISTRATION AND RESERVES.  Notwithstanding the provisions of
Article III, from and after the Distribution Date:

          (a) Seafield shall be responsible for (1) Insurance Administration with respect to the Seafield Policies and (2) Claims Administration with respect to any Liabilities of Seafield; provided, however, that the retention of the Seafield Policies by Seafield is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Seafield Policies;

          (b) SLH shall be responsible for (1) Insurance Administration with respect to the SLH Policies, and (2) Claims Administration with respect to any Liabilities of SLH; provided, however, that the retention of the SLH Policies by SLH is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the SLH Policies;

          (c) Seafield shall be entitled to reserves established by any member of any Group, or the benefit of reserves held by any insurance carrier, with respect to any Seafield Liabilities; and

          (d) SLH shall be entitled to reserves established by any member of any Group, or the benefit of reserves held by any insurance carrier, with respect to any SLH Liabilities.

     8.4 INSURANCE PREMIUMS. SLH shall pay premiums (retrospectively-rated or otherwise) under the Seafield Policies with respect to SLH Liabilities which are Insured Claims under the Seafield Policies. Seafield shall have the right but not the obligation to pay premiums (retrospectively-rated or otherwise) under the Seafield Policies with respect to SLH Liabilities which are Insured Claims under the Seafield Policies to the extent that SLH does not pay such premiums, whereupon SLH shall forthwith reimburse Seafield for any premiums paid by Seafield with respect to such SLH Liabilities.

     8.5 ALLOCATION OF INSURANCE PROCEEDS; COOPERATION. Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Seafield with respect to Seafield Liabilities which are Insured Claims under the Seafield Policies and to SLH with respect to the SLH Liabilities which are Insured Claims under the Seafield Policies. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Liability Policies will be made to the appropriate party upon receipt from the insurance carrier. In the event of the exhaustion of coverage under any Seafield Policy, Seafield and SLH shall allocate Insurance Proceeds equitably based upon the bona fide claims of the Seafield Group and the SLH Group, respectively. The parties hereto agree to use their best efforts to cooperate with respect to insurance matters.

     8.6 REIMBURSEMENT OF EXPENSES. SLH shall (a) upon the request of Seafield, reimburse the relevant insurer or the relevant third-party administrator, to the extent required under any Insurance Policy or Service Agreement with respect to any and all SLH Claims which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Service Agreement and (b) to the extent the cost incurred exceeds internal charges made by Seafield to SLH prior to the Distribution Date, pay and/or reimburse Seafield, or such third party as Seafield may require, for any and all costs, premiums, expenses, losses paid, attorneys' fees and/or charges incurred prior to the Distribution Date by either Group or after the Distribution Date by the Seafield Group arising directly or indirectly in connection with the payment, settlement, adjustment, defense and/or handling of any such SLH Claim or under the terms and conditions of any Insurance Policies or Service Agreements (including any reimbursement paid by Seafield with respect to any such SLH Claim to any insurer or third-party administrator pursuant to the terms of any Insurance Policy or Service Agreement). SLH shall make any reimbursement required by clause (a) of this Section 8.6 at the time required by the relevant Insurance Policy or Service Agreement. SLH shall make any reimbursement required by clause (b) of this Section 8.6, on a monthly basis.

     8.7 INSURER INSOLVENCY. Seafield shall not be obligated to reimburse SLH for any SLH Claim under any Insurance Policies where such SLH Claim would have been paid by the insurer or other third party, but for the insolvency of such insurer or other third party or the refusal by any insurer or other third party to pay such SLH Claim.

     8.8 NO REDUCTION OF COVERAGE. Seafield shall take no action to eliminate or materially reduce coverage under any Seafield Policy or Service Agreement for any SLH Claim.

     8.9 ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE. Each of the parties hereto agrees to provide reasonable assistance to the other parties hereto as regards any dispute with any third party (including insurers, third-party administrators and state guaranty funds) as to any matter related to the Insurance Policies or Service Agreements, but only insofar as such dispute arises out of the acts or omissions of any third party with respect to a SLH Claim. In the event that Insured Claims of more than one Group exist relating to the same occurrence, the parties hereto agree to defend such Insured Claims jointly and to waive any conflict of interest necessary to the conduct of such joint defense. Nothing in this Section 8.9 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties hereto, including those created by this Agreement or by operation of law.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1     CONDITIONS TO OBLIGATIONS.

          (a) The obligations of the parties hereto to consummate the payment of the Distribution are subject to the satisfaction of each of the following conditions:

               (1)  The transactions contemplated by Sections 1.1, 1.2, 1.3, and
          1.4 shall have been consummated in all material respects;

               (2) The Registration Statement shall have been filed with the SEC and shall have become effective, and no stop order with respect thereto shall be in effect;

               (3) All authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies required to permit the valid consummation by the parties hereto of the transactions contemplated by this Agreement shall have been obtained; and no such authorization, consent, approval or clearance shall contain any conditions which would have a material adverse effect on
          (A) the Seafield Business, the LabResponse Business or the SLH Business, (B) the Assets, results of operations or financial condition of Seafield or the SLH Group or (C) the ability of Seafield or SLH to perform its obligations under this Agreement; and all statutory requirements for such valid consummation shall have been fulfilled;

               (4) Seafield shall have provided the NASD with the prior written notice of the Record Date required by Rule 10b-17 of the Exchange Act and the rules and regulations of the SLH;

               (5) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the payment of the Distribution;

               (6) The Distribution shall be payable in accordance with applicable law;

               (7) All necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which any member of the Seafield Group or the SLH Group is a party or by which any such member is bound shall have been obtained, or each such agreement, security or facility shall have been refinanced, in each case on terms satisfactory to Seafield and SLH and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility;

          (b) Any determination made by the Board of Directors of Seafield in good faith prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in Section 9.1(a) shall be conclusive.

     9.2 COMPLETE AGREEMENT. This Agreement, the Exhibits hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     9.3 EXPENSES. Except as otherwise provided in this Agreement and the Other Agreements, all costs and expenses of any party hereto in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party for whose benefit such costs and expenses are incurred, with any costs and expenses that cannot be allocated on the foregoing basis to be divided equally among the parties hereto.

     9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri (other than the laws regarding choice of laws and conflicts of laws) as to all matters (other than SLH corporate matters which are governed by the KGCC), including matters of validity, construction, effect, performance and remedies.

     9.5 NOTICES. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Seafield:
          Seafield Capital Corporation
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention: President

     If to SLH:
          SLH Corporation
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention: President

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 9.5. Copies of all notices, requests, claims, demands and other communications hereunder shall also be given to:

          Lathrop & Gage L.C.
          2345 Grand Boulevard
          Suite 2800
          Kansas City, Missouri 64108-2684
          Attention: Lathrop M. Gates, Esq.

     9.6 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

     9.7 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). Except for the provisions of Sections 3.3 and 3.4 relating to Indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

     9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     9.10 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     9.11 REFERENCES; CONSTRUCTION. References to any "Article", "Exhibit"or "Section", without more, are to Appendices, Articles, Exhibits and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     9.12 TERMINATION. Notwithstanding any provision hereof this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Seafield without the approval of any other party hereto or of Seafield's shareholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

                                   ARTICLE X
                                  DEFINITIONS

     10.1     GENERAL.   As used in this Agreement, the following terms shall
have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     95 Form 10-K. the Seafield Capital Corporation annual report on Form 10-K for the year ended December 31, 1995.

     Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     Agent: Seafield or such financial institution, trust company or other institutional stock transfer agent as Seafield may appoint, which shall act as distribution agent to distribute the shares of SLH Common Stock pursuant to the Distribution.

     Asset: any and all assets and properties, tangible or intangible, including the following: (1) cash, notes and accounts receivable (whether current or non-current); (2) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (3) trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names, product bar codes and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (4) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (5) real estate and buildings and other improvements thereon; (6) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (7) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (8) raw materials, work-in-process, finished goods, consigned goods and other inventories; (9) prepayments or prepaid expenses; (10) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;
(11) the right to receive mail, payments on accounts receivable and other communications; (12) lists of advertisers, records pertaining to advertisers and accounts, personnel records, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind; (13) advertising materials and other printed or written materials; (14) goodwill as a going concern and other intangible properties; (15) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (16) licenses and authorizations issued by any governmental authority.

     Assignment and Assumption Agreement: Assignment and Assumption Agreement between Seafield and SLH providing for the transfer by Seafield to SLH of the Transfer Assets and SLH's assumption of the Transfer Liabilities, to be entered into between Seafield and SLH substantially in the form attached hereto as Exhibit D, with such changes as may be mutually satisfactory to Seafield and SLH.

     Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Kansas or Missouri are authorized or obligated by law or executive order to close.

     Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

     Code: the Internal Revenue Code of 1986, as amended, or any successor legislation and the regulations promulgated thereunder.

     Collective Bargaining Agreement: any collective bargaining or other labor agreement to which any member of either Group is a party.

     Current Plan Year: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Distribution Date occurs.

     Cut-Off Date: the last day of the calendar month immediately preceding the Distribution Date or, if such day is less than 14 days before the Distribution Date, the last day of the next preceding calendar month.

     Disclosure Document: the Registration Statement on Form 10 and the related Information Statement.

     Distribution: the distribution to holders of shares of Seafield Common Stock to be effected pursuant to Article II on the basis of one share of SLH Common Stock for each share of Seafield Common Stock held of record as of the Record Date.

     Distribution Date: the date, to be determined by the Board of Directors of Seafield, or the Executive Committee thereof, as of which the Distribution shall be effected and as of which the Transfer Assets are transferred to SLH and the Transfer Liabilities are assumed by SLH pursuant to the Assignment and Assumption Agreement.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation, and any regulations promulgated thereunder.

     Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     Facilities Sharing and Interim Services Agreement: A Facilities Sharing and Interim Services Agreement between SLH and Seafield in the form attached as Exhibit A providing for Seafield making available certain personnel and services to SLH and SLH making available certain facilities to Seafield during the Transition Period and for a period of time following the Distribution Date.

     Group:  the Seafield Group, LabResponse Group or  SLH Group.

     Incentive Option: a Seafield Option that qualifies as an Incentive Stock Option under Section 422A of the Code.

     Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

     Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

     Indemnitee:  a Person who may seek indemnification under this Agreement.

     Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article III.

     Information: all records, books, contracts, instruments, computer data and other data and information.

     Information Statement: the Information Statement to be sent to the holders of shares of Seafield Common Stock in connection with the Distribution.

     Insurance Administration: with respect to each Insurance Policy, (1) the accounting for premiums (including retrospectively-rated premiums), defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and
(3) the distribution of Insurance Proceeds as contemplated by this Agreement.

     Insurance Policy: insurance policies and insurance contracts of any kind that are owned or maintained by any member of either the Seafield or SLH Group as the insured interest, including primary and excess policies, comprehensive general liability policies, automobile, aircraft and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     Insurance Proceeds: those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

     Insured Claims: those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Insurance Policy limits, including aggregates.

     IRS:  the Internal Revenue Service.

     Lab: LabOne, Inc. and any Subsidiary thereof.

     LabResponse Assets: All assets held by members of the LabResponse Group.

     LabResponse Business: All of the businesses conducted immediately prior to the Distribution Date by any member of any Group, and reported by Seafield in the "Healthcare and Insurance" segments in Note 6 to the Seafield consolidated financial statements (or which would have been so reported had it been conducted as of September 30, 1996) in the Annual Report on Form 10-K for the year ended December 31, 1995.

     LabResponse Employee: any individual who is, has been or will be an officer or employee of a member of the LabResponse Group.

     LabResponse Group: Lab, Response, Pyramid and any subsidiary of Lab, Response or Pyramid.

     LabResponse Individual: any individual who (1) is a LabResponse Employee,
(2) at any time prior to the Distribution Date is or was an officer or employee of any LabResponse Business or (3) is a beneficiary of any individual specified in clause (1) or (2).

     LabResponse Plan: any Plan maintained primarily for the benefit of directors, officers, employees and agents of the LabResponse Group.

     KGCC:  the Kansas  General Corporation Code.

     Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

     NASDAQ: The Nasdaq National Market Automated Quotation System of the National Association of Securities Dealers, Inc.

     Other Agreements: The Assignment and Assumption Agreement, Facilities Sharing and Interim Services Agreement, and Tax Sharing Agreement in the Form of Tax Sharing Agreement appended hereto as Exhibit C.

     Person: an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     Plan: any plan, policy or arrangement or contract or agreement providing benefits (including bonuses, deferred compensation, incentive compensation, savings, stock purchases, pensions, profit sharing or retirement or other retiree benefits, including retiree medical benefits) for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

     Pyramid: Pyramid Diagnostic Services, Inc., a Seafield Subsidiary.

     Qualified Plan: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

     Prior Plan Year: to the extent applicable with respect to any Plan, any plan year or fiscal year that ended on or prior to the Cut-Off Date.

     Record Date: the date to be determined by the Board of Directors of Seafield, or the Executive Committee thereof, as the record date for determining shareholders of Seafield entitled to receive the Distribution.

     Registration Statement: a registration statement on Form 10 to effect the registration of the SLH Common Stock pursuant to the Exchange Act.

     Relocation Date. The date on which Seafield and SLH no longer share personnel, facilities and services under the Facilities Sharing Agreement.

     Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     Response: Response Oncology, Inc. and any Subsidiary thereof.

     Response Plan: any Plan maintained primarily for the benefit of directors, officers, employees and agents of Response.

     Retained Assets: Assets to be retained by Seafield under the Assignment and Assumption Agreement.

     Seafield:  as defined in the recitals to this Agreement.

     Seafield 401-K Plan:  The Seafield Capital Corporation 401-K Plan and
Trust.

     Seafield Assets: subject to the provisions of the Other Agreements, all of the Assets, other than the SLH Assets, held immediately prior to the Distribution Date by any member of any Group.

     Seafield Business: All of the businesses other than the SLH Business conducted by any member of the Seafield Group and LabResponse Group.

     Seafield Common Stock: the common stock, par value $1 per share, of Seafield.

     Seafield Consulting Agreement: Consulting agreement referred to in exhibits 10.16 and 10.17 of the 95 Form 10-K.

     Seafield Director: any individual who is a director of Seafield following the Distribution.

     Seafield Employee: any individual who is or has been an officer or employee of a member of the Seafield Group.

     Seafield Group: Seafield and subsidiaries other than any subsidiary that is a member of the SLH Group.

     Seafield Indemnification Agreements: Seafield Capital Corporation Indemnification Agreements between Seafield and corporate/executive officers referred to in exhibits 10.22 of the 95 Form 10-K.

     Seafield Individual: any individual who (1) is a Seafield Employee, (2) at any time prior to the Distribution Date is or was an officer or employee of any Seafield Business or (3) is a beneficiary of any individual specified in clause
(1) or (2).

     Seafield Liabilities: subject to the provisions of the Other Agreements, all of the Liabilities, other than the SLH Liabilities, of any member of any Group.

     Seafield Option: an option to purchase shares of Seafield Common Stock granted pursuant to the Seafield Stock Option Plans, together with any stock appreciation right or limited stock appreciation right issued in connection therewith.

     Seafield Plans: The Seafield 401-K Plan, Pension Plan, Stock Purchase Plan, Supplemental Retirement Agreements, Consulting Agreements, Termination Compensation Agreements, Indemnification Agreements, Severance Agreements, Stock Option Plans, Welfare Plans; and any other plan maintained for the benefit of Seafield Employees.

     Seafield Policies: all Insurance Policies, current and past, which relate to the Seafield, LabResponse and SLH Businesses.

     Seafield Pension Plan: The Seafield Capital Corporation Money Purchase Pension Plan.

     Seafield Restricted Stock: shares of Seafield Common Stock issued to an individual pursuant to any Seafield Plan which are subject to forfeiture in the event that certain terms and conditions are not satisfied.

     Seafield Severance Agreements: Seafield Capital Corporation Severance Agreements between Seafield and corporate/executive officers referred to in exhibits 10.23 and 10.24 of the 95 Form 10-K.

     Seafield Stock Purchase Plan: The Seafield Capital Corporation Stock Purchase Plan, as amended.

     Seafield Stock Option Plans. Seafield Capital Corporation 1984 and 1989 Stock Option Incentive Plans, as amended and Seafield Capital Corporation 1991 Non-Employee directors' Stock Option Plan, as amended.

     Seafield Supplemental Retirement Agreements: Supplemental retirement agreements referred to in exhibits 10.15 and 10.17 of the 95 Form 10-K.

     Seafield Termination Compensation Agreements: Seafield Capital Corporation Termination Compensation or "change-in-control" agreements between Seafield and corporate/executive officers referred to in exhibits 10.19, 10.20 and 10.21 of the 95 Form 10-K.

     Seafield Welfare Plan: any Plan which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical benefits.

     SEC:  the Securities and Exchange Commission.

     Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     Service Agreement: any third-party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of SLH Claims.

     SLH:  as defined in the recitals to this Agreement.

     SLH Assets: Subject to the provisions of the Other Agreements, (1) all of the Transfer Assets and (2) all other assets held by the SLH Group as of the date of any determination.

     SLH Business: All business conducted prior to the Distribution Date by any SLH Subsidiary and by Seafield with respect to its investments in the following assets and entities (a) interests in First Century II, First Century III and New Enterprises Associates II, LP, three venture capital funds, (b) interests in Oclassen Pharmaceuticals, Inc. and Norian Corporation, (c) leasehold interests relating to the Tenenbaum property and offices at 2600 Grand Boulevard, Suite 500, Kansas City, Missouri and (d) interests in the suit against Skidmore, Owings & Merrill, et. al. and any Seafield's claims or rights against the IRS or any state or local taxing authority arising out of Seafield's Tax years beginning after 1985 and ending with the 1995 tax year.

     SLH Common Stock:  the common stock, par value $0.01 per share, of SLH.

     SLH Claim: any claim against any SLH Employee, SLH Individual or member of the SLH Group with respect to any injury, loss, Liability, damage or expense that (1) is or was incurred or asserted to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Assets or business of any member of any Group and (2) arose or may have arisen out of one or more occurrences or events that are or may be insured or insurable under one or more of the Seafield Policies.

     SLH Director:  any individual who is a director of SLH.

     SLH Employee:   any individual who is an employee of the SLH Group at the
Distribution Date or becomes an employee of SLH Group immediately following the Distribution Date as contemplated by the Assignment and Assumption Agreement or who provides services to SLH under the Facilities Sharing and Iterim Serivces Agreement.

     SLH Employment Agreement: an employment agreement to be entered into between SLH and each SLH Officer in accordance with the form of Employment Agreement appended hereto as Exhibit B.

     SLH Group:  SLH and the SLH Subsidiaries.

     SLH Individual: any individual who (1) is a SLH Employee, (2) an officer or director of SLH or (3) is a beneficiary of any individual who is a SLH Employee.

     SLH Liabilities: subject to the provisions of the Other Agreements, all of the Liabilities of any member of any Group (1) which relate directly to the SLH Assets or the SLH Business as conducted immediately prior to the Distribution Date, whether incurred or arising prior to, or after, the Distribution Date and
(2) which are specifically assumed by SLH under an express provision of this Agreement or as a Transfer Liability under the Assignment and Assumption Agreement.

     SLH Option Plan: a new Plan to be adopted by SLH in connection with the Distribution, pursuant to which, among other things, options to purchase, and restricted, shares of SLH Common Stock may be granted to SLH Employees and SLH Directors.

     SLH Plan: Any plan created on or after the Distribution Date by SLH for the Benefit of SLH directors, officers, employees or agents of SLH.

     SLH Policies: all Insurance Policies, current and past, which relate to the SLH Business and do not relate to the LabResponse Business.

     SLH Subsidiaries: BMA Resources, Inc., Scout Development Corporation, Scout Development Corporation of New Mexico, Carousel Apartment Homes, Inc., andTenenbaum, Inc.

     SLH Support Agreements: any obligation or agreement of the Seafield Group under any guarantee, letter of credit, letter of comfort or working capital maintenance agreement obtained prior to the Distribution Date for the benefit of the SLH Business or any member of the SLH Group.

     SLH Shares: SLH Common Stock to be issued to Seafield in the Distribution.

     Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

     Tax:  as defined in the Tax Sharing Agreement.

     Tax Information: Information to be furnished to Seafield Shareholders and the IRS on IRS Form 1099-Div in connection with the Distribution.

     Tax Sharing Agreement: a tax sharing agreement to be entered into between Seafield and SLH substantially in the form attached hereto as Exhibit C, with such changes as may be mutually satisfactory to Seafield and SLH.

     Third-Party Claim: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a party hereto.

     Transfer Assets: The assets to be transferred by Seafield to SLH under the Assignment and Assumption Agreement.

     Transfer Liabilities: The liabilities to be assumed by SLH under the Assignment and Assumption Agreement.

     Transition Period. The period of time from the Distribution Date to the Relocation Date.

     10.2 REFERENCES TO TIME. All references in this Agreement to times of the day shall be to Kansas City, Missouri time.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           SEAFIELD CAPITAL CORPORATION



                                           By: _______________________________


                                           SLH CORPORATION


                                           By: _______________________________

                                                                      Exhibit A

                FACILITIES SHARING AND INTERIM SERVICES AGREEMENT

     This FACILITIES SHARING AND INTERIM SERVICES AGREEMENT is made as of the _____ day of ____________________, 1996, between Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH CORPORATION., a newly formed Kansas corporation which is a wholly owned subsidiary of Seafield ("SLH").

                                     RECITALS

     A. The Boards of Directors of Seafield and SLH have determined that it is in the best interests of the shareholders of Seafield: (1) to transfer to SLH substantially all of Seafield's assets (the "Transfer Assets") other than its holdings of LabOne, Inc. ("Lab") and its holdings of Response Oncology, Inc. ("Response") and certain other assets (the "Retained Assets" as more particularly defined below) and certain liabilities (the "Transfer Liabilities") and (2) to distribute to the holders of the issued and outstanding shares of common stock, par value $1 per share, of Seafield all of the issued and outstanding shares of common stock, par value $0.01 per share, of SLH (the "Distribution") in accordance with Article II of a DISTRIBUTION AGREEMENT to which this agreement is appended as Exhibit A ("Distribution Agreement").

     B. Pursuant to Section 6.15 of the Distribution Agreement Seafield has agreed to provide SLH with certain services and SLH has agreed to provide Seafield with certain facilities in accordance with the terms of this agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1. Definitions and Terms. Except as otherwise provided herein, the capitalized terms in this agreement shall have the same meaning as those terms are defined to have in the Distribution Agreement.

                                   ARTICLE II
                            FACILITIES AND SERVICES

     2.01 AGREEMENT TO PROVIDE FACILITIES AND SERVICES. Subject to the terms and conditions hereof Seafield agrees to provide to SLH and SLH agrees to accept during the term specified in Section 2.03 (the "Term") all services required by SLH for the operation of the offices of SLH's Chairman, Chief Executive Officer, Chief Accounting Officer and Chief Financial Officer, together with clerical and administrative services, but not including services provided exclusively by Scout Development Corporation and its subsidiaries. Services to be provided hereunder shall be provided on a reasonably timely basis. The Services provided hereunder shall be provided in exchange for the facilities to be provided by SLH to Seafield as set forth in Section 2.02 hereof.

     2.02 AGREEMENT TO PROVIDE FACILITIES AND SERVICES. Subject to the terms and conditions hereof SLH agrees to provide Seafield and Seafield agrees to accept during the term specified in Section 2.02 (the "Term") the use of SLH facilities at 2600 Grand Boulevard, Suite 500, Kansas City, Missouri (the "Offices") for up to 16 Seafield officers and employees, including the Seafield employees performing services for SLH under Section 2.01. The facilities shall include appropriate office space, furniture, equipment and supplies to support the day to day activities of such personnel during the term of this agreement. The facilities provided hereunder shall be provided in exchange for the services to be provided by SLH to Seafield as set forth in Section 2.02 hereof; provided, however, following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not reasonably equivalent.

     2.03 TERM. This Agreement shall be effective on the date first written above and shall continue until terminated by either party by giving written notice to the other party of termination to become effective as of the end of the month following the month in which notice of termination is given.

                                  ARTICLE III
                                 MISCELLANEOUS

     3.01 SEAFIELD INDEMNIFICATION. SLH further agrees to indemnify and hold harmless Seafield, its officers, agents, employees, directors, representatives and successors from any claims, liabilities, damages, losses, costs, attorneys fees, damages and/or liability, worker's compensation and discrimination actions and/or any other type of civil, administrative or criminal action(s) whether such action(s) be brought by Seafield's personnel and/or any other third party(ies), that they, or any one of them, may suffer or sustain as a result of any claims, demands or causes of action arising out of, or in any way related to the action or inaction of SLH relating to SLH's use of Services provided to SLH by Seafield hereunder.

     3.02 SLH INDEMNIFICATION. Seafield further agrees to indemnify and hold harmless SLH, its officers, agents, employees, directors, representatives and successors from any claims, liabilities, damages, losses, costs, attorneys fees, damages and/or liability, worker's compensation and discrimination actions and/or any other type of civil, administrative or criminal action(s) whether such action(s) be brought by SLH's personnel and/or any other third party(ies), that they, or any one of them, may suffer or sustain as a result of any claims, demands or causes of action arising out of, or in any way related to the action or inaction of Seafield relating to Seafield's use of facilities provided to Seafield by SLH hereunder.

     3.03 MUTUAL COVENANT. Except to the extent otherwise provided herein, SLH and Seafield covenant and warrant that in the event that it appears that the exchange of services for facilities as herein provided is not a fair exchange, then a fair charge for the services or facilities provided hereunder shall be determined in a fair and equitable manner and thereafter paid to the party providing such service or facility..

     3.04 FORCE MAJEURE. If either party is unable to perform any of its duties or fulfill any of its covenants or obligations under this Agreement as a result of causes beyond its control and without its fault or negligence, including but not limited to acts of God or government, fire, flood, war, governmental controls, and labor strife, then such party shall not be deemed to be in default of this Agreement during the continuance of such events which rendered it unable to perform; such party shall have such additional time thereafter as is reasonably necessary to enable it to resume performance of its duties and obligations under this Agreement; and the party entitled to such performance shall not be required to pay the other party for such performance to the extent that such other party is unable to perform. Notwithstanding the foregoing, if the suspension of a party's obligation to perform under this Agreement is of such a nature or duration as to substantially frustrate the purpose of this Agreement, then SLH or Seafield, as the case may be, shall have the right to terminate this Agreement by giving to the other 30 days' prior written notice of termination, in which case termination shall be effective upon the expiration of such 30-day period unless performance is resumed prior to such expiration.

     3.05 SEVERABILITY. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction in no way shall affect the validity of any other provision hereof. If a provision is determined to be invalid, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable alternative provision to effect the original intent of the parties.

     3.06 TIME OF THE ESSENCE. The parties hereto agree that with respect to the performance of all terms, conditions and covenants of this Agreement, time is of the essence.

     3.07 CAPTIONS. Section captions are not a part hereof and are merely for the convenience of the parties.

     3.08 BINDING EFFECT; CHOICE OF LAW. Subject to any provisions hereof, this Agreement shall bind the parties, their successors and assigns. This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict or choice of law provisions thereof.

     3.09 ASSIGNMENT. Neither party shall assign or sublease this Agreement or any Services to be provided hereunder without the prior written consent of the other, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, consent shall not be required for an assignment or sublease of this Agreement or any Service provided hereunder by either party to a corporate affiliate of such party or to any third party vendor or third party record keeper who had been providing all or a material portion of the Services to or on behalf of SLH or Seafield, as the case may be, prior to the date first written above.

     3.09 AMENDMENT. This Agreement may not be amended without the express written agreement of all parties hereto.

     3.10 NOTICES. All notices under this Agreement must be in writing and delivered personally or sent by United States mail, postage prepaid, addressed as follows, except that any party by written notice given as aforesaid, may change its address for subsequent notices to be given hereunder.

     If to Seafield:

          Seafield Capital Corporation
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention:  President

      If to SLH:

          SLH CORPORATION.
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention:  President

Notice sent by U.S. mail will be deemed given when deposited with the U.S. postal service.

     3.11 LIABILITY FOR NONPERFORMANCE. None of the parties hereto nor any subsidiaries of such parties shall have any liability to each other for failure to perform its obligations hereunder unless such failure arises out of, directly or indirectly, the misconduct or gross negligence on the part of the nonperforming party. Seafield shall not be required to perform any Service (or any part of any Service) to the extent that performance of such Service (or such part of such Service) would violate any law, rule or regulation.

     3.12 INDEPENDENT ENTITIES. In carrying out the provisions of this Agreement, Seafield and SLH are and shall be deemed to be for all purposes, separate and independent entities. Seafield and SLH shall select their employees and agents, and such employees and agents shall be under the exclusive and complete supervision and control of Seafield or SLH, as the case may be. Seafield and SLH hereby acknowledge responsibility for full payment of wages and other compensation to all employees and agents engaged by either in the performance of their respective Services under this Agreement. It is the express intent of this Agreement that the relationship of Seafield to SLH and SLH to Seafield shall be solely that of separate and independent companies and not that of a joint venture, partnership or any other joint relationship.

     3.13 NONFIDUCIARY STATUS. In carrying out the provisions of this Agreement, neither party shall be a fiduciary (as defined in Section 3(21) of ERISA) with respect to any employee benefit plan, program or arrangement maintained by or on behalf of the other party. Each party will provide Services pursuant to the terms and conditions of this Agreement in accordance with the directions, guidelines and/or procedures established by SLH or Seafield, as the case may be, or the plan administrator (as defined in Section 3(16) of ERISA) of each party's employee benefit plans or arrangements.

     3.14 THIRD PARTY BENEFICIARIES. The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, action or other right in excess of those existing without reference to this Agreement.

     3.14 CONSTRUCTION. For purposes of this Agreement, references to Seafield, with respect to events or periods prior to the date first written above, shall mean and include, where appropriate, SLH's operation of the Transferred Businesses as they existed prior to such date.

     IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts on the date set forth above, each of which shall, for all purposes, be deemed an original and all of which shall evidence but one agreement between the parties hereto.

SLH CORPORATION,                           SEAFIELD CAPITAL CORPORATION,
a Kansas corporation                       a Missouri corporation



By: ______________________________         By: ______________________________
Name: ____________________________         Name: ____________________________
Title: ___________________________         Title: ___________________________

                                                                     Exhibit B

                               EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made effective as of________________, 1997, by and between SLH CORPORATION, a Kansas corporation (the "Company"), and____________ (the "Executive").

     WHEREAS, by the effective date of this Agreement, the Company will be a publicly traded company which owns various venture capital and other investments and is engaged in real estate and energy businesses; and

     WHEREAS, the Company desires to employ the Executive as __________________ of the Company; and

     WHEREAS, the Executive desires to be employed on the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement, the parties hereby agree as follows:


                                   SECTION 1
                         POSITION AND RESPONSIBILITIES

     During the Term of this Employment Agreement, the Executive shall perform such duties for such compensation and subject to such terms and conditions as are hereinafter set forth.


                                   SECTION 2
                                 TERM AND DUTIES

     2.1 Term; Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence on such date, following the date on which shares of the Company's stock are distributed by Seafield Capital Corporation ("Seafield") to its shareholders (the "Distribution Date"), as that certain Facilities Sharing and Interim Services Agreement between the Company and Seafield is terminated by either party thereto, and shall continue until the third anniversary of the Distribution Date; provided that the Term of this Employment Agreement shall be automatically extended for successive one year periods unless notice of non-extension is given by either party to the other not less than twelve months prior to the end of the then current Term. If such notice is given, the Term of this Employment Agreement shall end on the earliest anniversary of the Distribution Date which is at least twelve months after the date of such notice. Termination of the Executive's employment pursuant to this Employment Agreement, other than upon expiration of the Term of this Employment Agreement, shall be governed by Sections 4 and 5.

     2.2 Duties. The Executive shall devote appropriate time, attention and efforts during normal business hours to the Company's affairs, but the Company and Executive agree that Executive's position and responsibilities with the Company will not require Executive's full time and attention and Executive is entitled to pursue other employment opportunities simultanously with his duties hereunder. The Executive shall have such duties and responsibilities as are assigned to him from time to time by the Board of Directors. As of the effective date of this Employment Agreement, the Executive shall have senior management authority and responsibility with respect to the long term management of the Company, consistent with directions from the Board of Directors.

     2.3 Location. The duties of the Executive shall be performed at such locations and places as may be directed by the Board of Directors.


                                   SECTION 3
                            COMPENSATION AND BENEFITS

     3.1 Base Compensation. The Company shall pay the Executive a base salary ("Base Salary") of $75,000 per annum, subject to applicable withholdings. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase or decrease according to the policies and practices adopted by the Board of Directors from time to time; provided, however, that in no event shall the Base Salary for any year be decreased by more than five percent (5%) from the immediately preceding year's Base Salary as a result of any such annual review.

     3.2 Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employees are eligible under any existing or future plans or programs established by the Company for salaried employees. These are expected to consist of group health insurance, simplified employee pension plans, car allowance, and a stock option plan. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board of Directors.

     3.3 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Employment Agreement.

     3.4 Withholding. The Company may directly or indirectly withhold from any payments under this Employment Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   SECTION 4
            DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE

     4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement, the Company's obligation to make payments under this Employment Agreement shall cease as of the date of death, except for earned but unpaid Base Salary.

     4.2 Disability Compensation. Notwithstanding the disability of the Executive, the Company will continue to pay the Executive during the Term of this Employment Agreement, according to the compensation provisions of this Employment Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Employment Agreement and the Executive's employment as of the end of said period. Following such termination, the Company will pay the Executive amounts equal to his regular installments of Base Salary, as of the time of termination, for a period of six
(6) months.

     4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this Employment Agreement, the Executive's obligation to provide information and assistance will end.

     4.4 Definition of Disability. The term "disability" will have such meaning as is determined in the reasonable discretion of the Board of Directors.

     4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining "key man" life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by the Executive to a medical examination and his response to inquiries regarding his medical history.

                                   SECTION 5
                           TERMINATION OF EMPLOYMENT

     Notwithstanding anything herein to the contrary, this Employment Agreement and the Executive's employment with the Company may be terminated under the circumstances and subject to the terms and provisions of this Section 5.

     5.1 Termination Without Cause. If the Executive suffers a Termination Without Cause (hereinafter defined), the Company will continue to pay the Executive amounts equal to his Base Salary, as in effect at the time of the Termination Without Cause, for the remaining Term of this Employment Agreement. For the remaining Term of this Employment Agreement, the Company shall reimburse the Executive for the cost of the Executive's health insurance as in effect at the date of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

     5.2 Termination With Cause; Voluntary Termination. If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company (a "Voluntary Termination"), then, the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination. However, earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time.

     5.3 Definitions. For purposes of this Employment Agreement, the following terms have the following meanings:

          (a) "Termination With Cause" means termination of the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, either (i) due to the Executive's serious, willful misconduct with respect to his duties under this Employment Agreement or (ii) due to the Executive's conviction for a felony, the Executive's perpetration of a fraud, embezzlement or other act of dishonesty or the Executive's breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders or (iii) the Executive's other employment or business activities constituting a conflict with all or a material part of the Company's business.

          (b) "Termination Without Cause" means termination of the Executive's employment by the Company other than due to the Executive's death or disability or Termination With Cause.

                                   SECTION 6
                      OTHER DUTIES OF THE EXECUTIVE DURING
               AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

     6.1 Additional Information. The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 6.1.

     6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Employment Agreement. The Executive will not during the Term of this Employment Agreement or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

     6.3     Noncompetition.

          (a) During the Term of Employment. The Executive will not Compete with the Company at any time while he is employed by the Company or receiving payments from the Company.

          (b) Voluntary Termination; Termination With Cause. In the event of a Voluntary Termination or a Termination With Cause, the Executive will not Compete (hereinafter defined) with the Company for a period consisting of the remaining Term of this Employment Agreement plus one (1) year.

          (c) Termination Without Cause; Non-Extension of the Term. In the event of a Termination Without Cause or in the event the Company gives notice under Section 2.1 that the Term of this Employment Agreement will not be automatically extended, the Executive will not Compete with the Company for the then remaining Term of this Employment Agreement.

          (d) Definition of "Compete" with the Company. For the purposes of this Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in, or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that engages in an energy related business substantially similar to or in competition with any energy business engaged in by the Company or in which the Company has an equity interest exceeding 5%.

          (e) Reasonableness of Scope and Duration; Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 6 without being required to prove damages or furnish any bond or other security.

                                   SECTION 7
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

     Nothing in this Employment Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or organization which assumes this Employment Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used herein will mean or include the other corporation or organization and, unless terminated as herein provided, this Employment
Agreement shall continue in full force and effect.   This Section 7 is not
intended to modify or limit the rights of the Executive hereunder.

                                   SECTION 8
                                 MISCELLANEOUS

     8.1 Entire Agreement. This Employment Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

     8.2 Amendment; Waiver. This Employment Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     8.3 Severability; Modification of Covenant. Should any part of this Employment Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

     8.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Employment Agreement nor the intent of any provision thereof.

     8.5 Counterpart Execution. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6 Governing Law; Arbitration. This Employment Agreement has been executed and delivered in the State of Kansas and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in the Kansas City area, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney's fees incurred in connection therewith, as may be approved by such court.

     8.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

               (1)  If to the Company, at _________________, _________________,
          Attention: Chairman of the Nominating and Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

               (2)  If to the Executive, at _________________, _______________,
          or such other address as may have been furnished to the Company by the Executive in writing.

     8.8 Binding Agreements. This Employment Agreement shall be binding on the parties' successors, heirs and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

                                           SLH CORPORATION

                                           By: _____________________________
                                               Chairman of the Nominating and
                                               Compensation Committee


                                           EXECUTIVE:


                                           __________________________________

                                                                       Exhibit C















                              TAX SHARING AGREEMENT

                                     Between

                          SEAFIELD CAPITAL CORPORATION

                                       and

                                 SLH CORPORATION

                                TABLE OF CONTENTS

ARTICLE  I.  PREPARATION AND FILING OF TAX RETURNS . . . . . . . . . . . . . . 2
             1.1   General Rules . . . . . . . . . . . . . . . . . . . . . . . 2
             1.2   Pre-Distribution Period Tax Returns . . . . . . . . . . . . 2
             1.3   Post-Distribution Period Tax Returns  . . . . . . . . . . . 4

ARTICLE II.  DEFICIENCIES AND REFUNDS OF TAXES . . . . . . . . . . . . . . . . 4
             2.1   Definition of Final Determination . . . . . . . . . . . . . 4
             2.1   Payment of Deficiencies by SLH  . . . . . . . . . . . . . . 5
             2.3   Payment of Refunds to SLH . . . . . . . . . . . . . . . . . 7

ARTICLE III. TAX AUDITS, TRANSACTIONS AND OTHER MATTERS  . . . . . . . . . . . 8
             3.1   Tax Audits and Controversies  . . . . . . . . . . . . . . . 8
             3.2   Retention of Books and Records  . . . . . . . . . . . . . . 9
             3.3   Cooperation Regarding Tax Matters . . . . . . . . . . . . .10
             3.4   Survival of Agreement . . . . . . . . . . . . . . . . . . .11

ARTICLE IV.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             4.1     Severability  . . . . . . . . . . . . . . . . . . . . . . 9
             4.2     Modification of Agreement . . . . . . . . . . . . . . . . 9
             4.3     Conflict with the Distribution Agreement  . . . . . . . . 9
             4.4     Notices . . . . . . . . . . . . . . . . . . . . . . . . . 9
             4.5     Application to Present and Future Subsidiaries  . . . . .10
             4.6     Term  . . . . . . . . . . . . . . . . . . . . . . . . . .10
             4.7     Titles and Headings . . . . . . . . . . . . . . . . . . .10
             4.8     Singular and Plural . . . . . . . . . . . . . . . . . . .10
             4.9     Governing Law . . . . . . . . . . . . . . . . . . . . . .10
             4.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . .10

                              TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the "Agreement") is made as of _______, 1997 by Seafield Capital Corporation, a Missouri corporation ("Seafield"), and SLH Corporation, a Kansas corporation ("SLH").

     WHEREAS, SLH is a newly-formed corporation to which Seafield has on the date hereof transferred certain assets, subject to certain liabilities, in exchange for 100 percent of the issued and outstanding common stock of SLH (which common stock is the only issued and outstanding capital stock of SLH); and

     WHEREAS, the assets transferred by Seafield to SLH on the date hereof include 100 percent of the outstanding capital stock of BMA Resources, Inc., a Missouri corporation, and 100 percent of the outstanding capital stock of Scout Development Corporation, a Missouri corporation which itself owns 100 percent of the capital stock of Scout Development Corporation of New Mexico, a Missouri corporation and 100 percent of the capital stock of Carousel Apartment Homes, Inc. ("Carousel") (SLH, BMA Resources, Inc., Scout Development Corporation, Scout Development Corporation of New Mexico and Carousel are hereinafter collectively the "SLH Group"); and

     WHEREAS, Seafield and SLH have contemporaneously herewith entered into a Distribution Agreement (the "Distribution Agreement") pursuant to which all of the issued and outstanding common stock of SLH is to be distributed effective as of the close of business on the date hereof (the "Distribution Date") by Seafield to the holders of its common stock on a pro rata basis (the "Distribution"); and

     WHEREAS, the parties hereto desire to provide for the payment of tax lia-bilities and entitlement to tax refunds for the taxable periods ending before, on, and after the Distribution Date, to allocate responsibility for and provide for cooperation in the preparation and filing of tax returns with respect to such taxable periods, and to provide for certain other related matters;

     NOW, THEREFORE, Seafield, on behalf of itself and its present, former, and future subsidiaries, other than members of the SLH Group as hereinafter defined (the "Seafield Group"), and SLH, on behalf of itself and the SLH Group, in consideration of the premises and the mutual covenants contained herein, acknowledge and agree as follows:

                                   ARTICLE I.
                     PREPARATION AND FILING OF TAX RETURNS

     Section 1.1.  General Rules.

                  (a)  Certain Definitions.  For purposes of this Agreement:
the term "Taxes" shall mean all forms of taxation and shall include without limitation income, alternative minimum, superfund, sales, use, ad valorem, gross receipts, franchise, transfer, recording, withholding, employment, excise, and occupation taxes, together with any related interest, penalties, and additions to tax, or additional amounts, imposed by any governmental authority upon the Seafield Group, the SLH Group, or any of their respective members or any combination thereof; the term "Tax" shall mean any of the Taxes; and the term "Tax Return" shall mean any return, filing, questionnaire, or other document required by law to be filed, including any amendment and refund claim that constitutes an amendment to any of the foregoing that is required or permitted to be filed, for any period with any governmental authority or other person in connection with any Taxes (whether or not a payment is required to be made with respect to such filing).

                  (b)  Preservation of Accounting Methods and Tax Elections.
All Tax Returns filed by any member of the Seafield Group or by any member of the SLH Group after the Distribution Date shall be prepared on a basis which does not have an adverse effect on the elections, accounting methods, conventions, closing agreements, and principles of taxation used in any Tax Return filed by any such person for any taxable period ending on or before the Distribution Date, and shall be filed on a timely basis by the party responsible for such filing under this Agreement.

                  (c) Decisions Regarding Tax Returns. Subject to the provisions of this Agreement, all decisions relating to the preparation and filing of Tax Returns and relating to the handling of any audit or other review of such Tax Returns by any governmental authority shall be made in the sole discretion of the party responsible under this Agreement for such filing.

     Section 1.2.  Pre-Distribution Period Tax Returns.

                  (a) Continued Effectiveness of Prior Seafield Tax Sharing Agreement. The parties acknowledge that Seafield, its subsidiaries, and members of the SLH Group are parties to a Tax Sharing Agreement dated as of August 1, 1990 (the "Prior Tax Agreement"). Notwithstanding the change in the federal income tax consolidated group of which Seafield is the common parent corporation that results from the Distribution (and similar changes that may result under state or local law), the Prior Tax Agreement shall continue in full force and effect after the Distribution Date with respect to all Tax Returns otherwise subject to the provisions of such Prior Tax Agreement that relate to fiscal periods beginning before the Distribution Date. The Prior Tax Agreement, as modified, amplified, and supplemented by this Agreement, shall be interpreted in accordance with the past practices under such agreement of the parties thereto. The parties acknowledge that, in accordance with the preceding provisions of this Section 1.2(a), Seafield shall be responsible for and shall pay all Federal income Taxes arising as a result of the Distribution.

                  (b) Performance of Parties Under Prior Tax Agreement. SLH shall cause each member of the SLH Group to perform on a timely basis all of such member's obligations, if any, under the Prior Tax Agreement and, in addition, shall promptly provide to Seafield upon request all information that Seafield may reasonably request from time to time (including tax computations, reconciliations of book and taxable incomes, and other similar information that SLH or a member of the SLH Group must affirmatively prepare) that may be needed by Seafield to file Tax Returns or otherwise perform under the Prior Tax Agreement or to monitor the performance of any other party under such contract. Seafield shall itself and shall cause each other member of the Seafield Group to perform on a timely basis all of its or such member's obligations, respectively, under the Prior Tax Agreement and shall promptly provide to SLH upon request all information that SLH may reasonably request from time to time relating to the Tax liability of any member of the Seafield Group or the SLH Group with respect to a Tax Return that is subject to the provisions of the Prior Tax Agreement or to the performance under such contract of any of the parties thereto.

                  (c) Tax Returns Not Governed by Prior Tax Agreement. For purposes of the preceding Sections 1.2(a) and (b) (i.e., for purposes of filing Tax Returns and paying Taxes pursuant to the Prior Tax Agreement for fiscal periods beginning prior to the Distribution Date), paragraph 7 of the Prior Tax Agreement is hereby modified to refer to and include all municipal and state Taxes with respect to which combined, consolidated, or unitary reporting is permissible, rather than merely referring to and including state income Taxes. All Tax Returns other than the Tax Returns described in Section 1.2(a) and the preceding sentence which include or are filed with respect to a member of the Seafield Group or the SLH Group for periods beginning before the Distribution Date shall be filed by the member of the Seafield Group or the SLH Group, as the case may be, that is required to file such return by law.

                  (d)  Carryback of Tax Attributes.  For purposes of this
Agreement: the term "Tax Attribute" shall mean any net operating loss, capital loss, or tax credit allowed by the Internal Revenue Code of 1986 or any successor thereto and the regulations promulgated thereunder (the "Code") or equivalent state statute or local ordinance; and the term "Tax Benefit" shall mean the amount of the decrease in Taxes resulting from any increase or decrease in any item including, but not limited to, any item of income or deduction, gain or loss, or tax credit. If any member of the SLH Group shall have a Tax Attribute that can only be utilized on a consolidated, combined, or unitary Tax Return filed by Seafield for a fiscal year beginning before the Distribution Date, then Seafield shall promptly upon SLH's request (and upon SLH furnishing to Seafield all information relevant to such Tax Attribute) file an amended Tax Return for such fiscal year reporting such Tax Attribute and shall pay to such member of the SLH Group the Tax Benefit attributable to such Tax Attribute, all in accordance with the provisions of the Prior Tax Agreement; provided, Seafield may withhold from such payment and retain for itself a reasonable fee to compensate it for the effort and expense incurred by it in filing such amended Tax Return. If any member of the SLH Group shall have a Tax Attribute that can be utilized either on a consolidated, combined, or unitary Tax Return filed by Seafield for a fiscal year beginning before the Distribution Date or on a Tax Return for a fiscal year beginning on or after the Distribution Date, then such Tax Attribute may be carried back to the earlier fiscal period's Tax Return (in accordance with the procedures de-scribed in the preceding sentence) if Seafield and SLH mutually so agree, and if not then the SLH Group member may utilize the Tax Attribute only on the later fiscal period's Tax Return.

                  (e) Apportionment of Tax Attributes. If all or a portion of any Tax Attribute arising in any taxable period beginning before the Distribution Date is apportioned to a tax year of any member of the SLH Group beginning on or after the Distribution Date pursuant to any provisions of the Code (or equivalent state or local law or regulation), then SLH shall retain the Tax Benefit related to the Tax Attribute so apportioned.

     Section 1.3. Post-Distribution Period Tax Returns. All Tax Returns and Taxes for periods beginning on or after the Distribution Date shall be the responsibility of the Seafield Group if such Tax Returns or Taxes are legally due from the Seafield Group and shall be the responsibility of the SLH Group if such Tax Returns or Taxes are legally due from the SLH Group.

                                   ARTICLE II
                        DEFICIENCIES AND REFUNDS OF TAXES

     Section 2.1. Definition of Final Determination. For purposes of this Agreement the term "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period: (i) by Internal Revenue Service ("IRS") Form 870-AD (or any successor forms thereto) on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction which has become final and unappealable; (iii) by closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax-imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

     Section 2.2.  Payment of Deficiencies by SLH.  The provisions of this
Section 2.2 are intended to amplify the provisions of paragraph 6 of the Prior Tax Agreement. If a Final Determination is made that results in any adjustments to any Tax Return of Seafield in which any member of the SLH Group is included for taxable periods beginning before the Distribution Date, then to the extent that such adjustments result in a greater Tax for such SLH Group member or any Seafield Group member (in either case without regard to any offsetting adjustments to other members of the Seafield Group), such member of the SLH Group shall be liable for such increase in Taxes. If any member of the SLH Group shall have any liability as a result of this Section 2.2, SLH shall pay to Seafield, hold Seafield harmless, and indemnify Seafield for any such Tax liability, costs, and attorneys fees, and the amount thereof shall be paid by SLH to Seafield within 15 days of the receipt by SLH of written notice of such liability, together with a computation of the amount due and supporting documentation in such detail as SLH may reasonably request to verify the computation of the amount due. Any such required payment not made within such 15-day period shall thereafter bear interest until paid at the then most recently published rate of interest charged by the IRS on income tax deficiencies pursuant to Code section 6621(a)(2).

     Section 2.3.  Payment of Refunds to SLH.  The provisions of this Section
2.3 are intended to amplify further the provisions of paragraph 6 of the Prior Tax Agreement. If a Final Determination is made that results in any adjustments to any Tax Return of Seafield in which any member of the SLH Group is included for taxable periods beginning before the Distribution Date, then to the extent that such adjustments decrease the Tax liability attributable to any member of the SLH Group and result in a Tax Benefit to Seafield or any member of the Seafield Group (without regard to any offsetting adjustments to other members of the Seafield Group), then Seafield shall remit to SLH any refunds of Taxes received by or credited to it as a result of the adjustments attributable to a member of the SLH Group. Seafield shall pay any amounts due from it to SLH as a result of this Section 2.3 within 15 days of its receipt of the relevant refund or credit from the IRS or any state or other governmental unit, as the case may be. Any such required payment not made within such 15-day period shall thereafter bear interest until paid at the then most recently published rate at which the IRS pays interest on tax refunds pursuant to Code section 6621(a)(1). Such payments shall be accompanied by a computation of the amount due and supporting documentation in such detail as SLH may reasonably request to verify the computation of the amount due. Anything herein to the contrary notwithstanding, except as provided in this Section 2.3, no member of the SLH Group shall be entitled to any payment or benefit as a result of the receipt of any Tax refund received by any member of the Seafield Group except to the extent such refund is attributable to the overpayment of estimated Taxes by the SLH Group or any member thereof.

                                   ARTICLE III
                    TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

     Section 3.1.  Tax Audits and Controversies.

                      (a) Federal, State, or Local Income or Franchise Taxes. Except as otherwise provided in this Section 3.1, Seafield shall have the exclusive authority and obligation to represent each member of the SLH Group before the IRS or any other governmental agency or authority or before any court with respect to any matter affecting the federal, state, or local income or franchise Tax liability of any member of either the Seafield Group or the SLH Group for any Tax period beginning before the Distribution Date, in each such case: (i) allowing representatives of the SLH Group, including without limitation outside counsel and consultants, to participate in good faith in all respects in all such Tax proceedings affecting any member of the SLH Group; and
(ii) acting in the best interests of both the Seafield Group and the SLH Group.

          Such representation shall include but shall not be limited to exclusive control over: (i) any response to any examination of federal, state, or local income or franchise Tax Returns; and (ii) any contest or litigation through a Final Determination of any issue included in any Tax Return that includes a member of the Seafield Group, including but not limited to: (A) whether and in what forum to conduct such contest; and (B) whether and on what basis to settle such contest, except that Seafield shall not without SLH's consent settle any claim, suit, action, or proceeding in respect of which any member of the SLH Group may incur any then known (by Seafield) future Tax liability, or in respect of which indemnity for federal, state, or local income or franchise Taxes may be sought hereunder against SLH or any member of the SLH Group, which consent shall not be unreasonably withheld. Seafield shall give timely notice to SLH of any inquiry, the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which any member of the SLH Group may incur any then known (by Seafield) future Tax liability or in respect of which indemnity for federal, state, or local income or franchise Taxes may be sought under this Agreement against SLH or any member of the SLH Group and shall give SLH such information with respect thereto as SLH may reasonably request.

          Anything in this Section 3.1 or elsewhere in this Agreement to the contrary notwithstanding, if SLH contests or litigates any federal, state, or local income or franchise tax issue in any forum, SLH shall pay and shall indemnify and hold harmless each member of the Seafield Group from any and all costs, expenses, and/or liabilities of any type or nature including without limitation, any federal income tax liability (including interest and penalties thereon), that are incurred by or imposed upon Seafield or any member of the Seafield Group which Seafield or such Seafield Group member would not otherwise have incurred.

                  (b)  Other Taxes.  Except as otherwise provided in this
Section 3.1, the party responsible for filing any Tax Return (other than federal, state, or local income or franchise Tax Returns) pursuant to Section 1.2(c) hereof shall, at its own expense, have the exclusive authority to represent each member of the Seafield Group and the SLH Group before any governmental agency or authority or before any court with respect to any matter affecting the Tax liability of any member of either the Seafield Group or the SLH Group for any Tax period beginning before the Distribution Date in each case: (i) allowing representatives of the other group to participate in good faith in all respects in all such Tax proceedings affecting any member of the other group; and (ii) acting in the best interests of both the Seafield Group and the SLH Group.

          Such representation shall include but shall not be limited to exclusive control over: (i) any response to any examination by the governmental authority of such Tax Returns; and (ii) any contest through a Final Determination of any issue included in any Tax Return that includes a member of the SLH Group or the Seafield Group, including but not limited to: (A) whether and in what forum to conduct such contest; and (B) whether and on what basis to settle such contest, except that Seafield or any member of the Seafield Group shall not settle any claim, suit, action, or proceeding in respect of which indemnity for such Taxes may be sought hereunder against SLH or any member of the SLH Group without SLH's consent, which consent shall not be unreasonably withheld, and except that SLH or any member of the SLH Group shall not settle any claim, suit, action, or proceeding in respect of which indemnity for such Taxes may be sought hereunder against Seafield or any member of the Seafield Group without Seafield's consent, which consent shall not be unreasonably withheld.

     Section 3.2. Retention of Books and Records. SLH and Seafield each agrees to retain and preserve in accessible and reproducible form all Tax Returns, related schedules, and workpapers, and all accounting and computer records (in whatever media) and other documents relating thereto (collectively, the "Tax Documents"), existing on the date hereof or created through or with respect to taxable periods ending on or before the Distribution Date until the later of:
(a) the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and Tax Documents relate; or (b) December 31, 2006. No Tax Documents shall be destroyed or otherwise disposed of by either Seafield or SLH (or any member of their respective groups) until the party intending to make such disposition has given the other party at least 30 days advance notice thereof, whereupon the party receiving such notice shall have the right, at its own expense, to take possession of such Tax Documents.

     Section 3.3.  Cooperation Regarding Tax Matters.

                  (a) SLH's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, SLH and each other member of the SLH Group shall fully cooperate with Seafield and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Seafield Group for any taxable period beginning before the Distribution Date. Such cooperation shall include but not be limited to making available to Seafield during normal business hours, and within 30 days of any request therefor, all Tax Documents, books, records, and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation, or other matter.

          SLH agrees on behalf of itself and each other member of the SLH Group to execute and deliver to Seafield, when so requested by Seafield, any power of attorney that may be necessary or appropriate to allow Seafield and its counsel to represent SLH or such SLH Group member in any controversy which Seafield shall have the right to control pursuant to the terms of Section 3.1 of this Agreement.

                  (b) Seafield's Obligation. Except as otherwise provided in this Article III, Seafield shall fully cooperate with SLH and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed pursuant to Section 1.2(c) by or for any member of the SLH Group. Such cooperation shall include but not be limited to making available to SLH during normal business hours, and within 30 days of any request therefor, all books, records, and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation, or other matter.

          Seafield agrees on behalf of itself and each other member of the Seafield Group to execute and deliver to SLH, when so requested by SLH, any power of attorney that may be necessary or appropriate to allow SLH and its counsel to represent Seafield or such other Seafield Group member in any controversy which SLH shall have the right to control pursuant to the terms of
Section 3.1(b) of this Agreement.

                  (c) Remedy for Failure to Comply. If Seafield reasonably determines that SLH is not for any reason fulfilling its obligations under
Section 3.3(a), or if SLH reasonably determines that Seafield is not for any reason fulfilling its obligations under Section 3.3(b), then Seafield or SLH, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally recognized public accounting firm to assist the other in meeting its obligations under this Section 3.3. Such entity shall have complete access to all books, records, and information, and the complete cooperation of all officers and employees, of SLH or Seafield, as the case may be.

     Section 3.4. Survival of Agreement. This Agreement and all covenants contained herein shall survive the expiration of all statutes of limitations prescribed by the Code and other tax laws and any extensions thereof that apply to any Tax Returns and any Taxes and any Final Determination relating to any Taxes.

                                   ARTICLE IV
                                 MISCELLANEOUS

     Section 4.1. Severability. In case any one or more of the provisions con-tained in this Agreement should be invalid, illegal, or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 4.2. Modification of Agreement. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment, or waiver shall be effective only in the specific instance and for the purpose for which given.

     Section 4.3. Conflict with Other Agreements. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall
control.   In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Prior Tax Agreement as modified, amplified, and supplemented by this Agreement, the provisions of this Agreement shall control. Notwithstanding any other provision of this Agreement, however, this Agreement shall not amend, modify, or affect in any way the provisions of the Distribution Agreement and the Blanket Assignment, Bill of Sale, Deed and Assumption Agreement between Seafield and SLH dated the date hereof (the "Assignment") that relate to the "Tax Claims" (as defined in the Assignment) or the liability of any party for the Tax Claims; the parties expressly intend for all matters relating to the Tax Claims to be governed by the Distribution Agreement and the Assignment.

     Section 4.4. Notices. All notices or other communications required or permitted under this Agreement shall be delivered by hand, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by cable, telegram, telex, or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                  (a)  In the case of Seafield, to

                       Seafield Capital Corporation
                       2600 Grand Boulevard, Suite 500
                       Kansas City, Missouri  64108
                       Attention:  President

                  (b)  In the case of SLH, to

                       SLH Corporation
                       2600 Grand Boulevard, Suite 500
                       Kansas City, Missouri  64108
                       Attention:  President

     Section 4.5. Application to Present and Future Subsidiaries. This Agree-ment is being entered into by Seafield and SLH on behalf of themselves and each member of the Seafield Group and the SLH Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Seafield Group or the SLH Group in the future. Seafield and SLH hereby guarantee the performance of all actions, agreements, and obligations provided for under this Agreement of each member of the Seafield Group and the SLH Group, respectively. Seafield and SLH shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns, and persons controlling any of the corporations bound hereby.

     Section 4.6. Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by Seafield and SLH, or their successors.

     Section 4.7. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

     Section 4.8. Singular and Plural. As used herein, the singular shall include the plural and vice versa.

     Section 4.9. Governing Law. This Agreement shall be governed by the laws of the State of Missouri.

     Section 4.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

                                             SEAFIELD CAPITAL CORPORATION,
                                             a Missouri corporation


                                             By: ________________________
                                             Title: _____________________

                                             SLH CORPORATION,
                                             a Kansas corporation


                                             By: ________________________
                                             Title: _____________________

                                                                       Exhibit D

                 BLANKET ASSIGNMENT, BILL OF SALE, DEED AND
                              ASSUMPTION AGREEMENT

     This BLANKET ASSIGNMENT, BILL OF SALE, DEED AND ASSUMPTION AGREEMENT, dated as of February __, 1997, ("Assignment and Assumption Agreement") by and among Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH Corporation, a newly formed Kansas corporation which is a wholly owned subsidiary of Seafield ("SLH").

                                    RECITALS

     A. The Boards of Directors of Seafield and SLH have determined that it is in the best interests of the shareholders of Seafield: (1) to transfer to SLH substantially all of Seafield's assets (the "Transfer Assets") other than its holdings (including any capital stock and debt) of LabOne, Inc. ("Lab") and Response Oncology, Inc. ("Response") and certain other assets (the "Retained Assets" as more particularly defined below) and certain liabilities (the "Transfer Liabilities") and (2) to distribute to the holders of the issued and outstanding shares of common stock, par value $1 per share, of Seafield all of the issued and outstanding shares of common stock, par value $0.01 per share, of SLH (the "Distribution") in accordance with Article II of a DISTRIBUTION AGREEMENT dated as of December 1, 1996 ("Distribution Agreement").

     B. Pursuant to Section 1.02 of the Distribution Agreement Seafield and SLH are required to take all action necessary to transfer to SLH, and to cause SLH to assume, as the case may be, effective as of the Distribution Date, (1) all of the Transfer Assets and (2) all of the Transfer Liabilities. This agreement is intended to effect such transfers and assumptions, subject to the terms of the Distribution Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1. Definitions and Terms. Except as otherwise provided herein, the capitalized terms in this agreement shall have the same meaning as those terms are defined to have in the Distribution Agreement.

                                   ARTICLE II
                           TRANSFER OF TRANSFER ASSETS

     2.1 Contribution and Transfer. KNOW ALL MEN BY THESE PRESENTS: for good and valuable consideration, the receipt of which is hereby acknowledged, Seafield, subject to the terms hereof, has contributed, granted, conveyed, transferred, assigned, and set over, and does by these presents grant, convey, transfer, assign and set over to SLH all of its right, title and interest in those assets held by Seafield in the name of or for the exclusive benefit of the SLH Business (the "SLH Assets") other than the assets listed in Section 2.2 hereof (the "Retained Assets," with the SLH Assets other than the Retained Assets being hereinafter referred to as the "Transfer Assets"), TO HAVE AND TO HOLD the same unto SLH, its successors and assigns, forever. Without limiting the foregoing, the Transfer Assets expressly include all Transfer Assets reflected on Seafield's books and records as being allocated for the exclusive use or consumption by the SLH Business, including, without limitation, the Transfer Assets reflected on the September 30, 1996, unaudited Consolidated Balance Sheet attached to the SLH Form 10 under the Securities and Excahange Commission dated December 21, 1996 (the "Balance Sheet" and the "Form 10") as well as those acquired by the SLH Business since September 30, 1996, less those disposed of since September 30, 1996. Without limiting the foregoing, the Transfer Assets include the following:

          2.11 SLH Subsidiaries. All of the issued and outstanding shares of the capital stock of the following Seafield subsidiaries, which together with the indirectly owned subsidiaries of such Seafield subsidiaries constitute the SLH Subsidiaries as defined in the Distribution Agreement:

                a. BMA Resources, Inc. ("Resources"), which owns, among other things (i) 5,950,000 shares of the issued and outstanding shares of common stock of Syntroleum Corporation and (ii) interests in the following oil and gas general partnerships: Bundy, Bentel, Westgate and Chenault.

                b. Scout Development Corporation ("Scout"), which owns, among other things (i) Scout Development Corporation of New Mexico ("Scout NM"), and
(ii) Carousel Apartment Homes, Inc. ("Carousel"); and

                c. Tenenbaum Associates, Inc. ("Tenenbaum"),together with any accounts receivable and other assets that may have been retained by Seafield in connection with the sale of Tenenbaum's business and assets.

          2.12 SLH Investments. The following Securities held by Seafield which are hereinafter referred to as the SLH Investments:

                a. Securities issued by Norian Corporation, a California corporation consisting of 181,250 shares of convertible preferred stock, no par value;

                b. Securities issued by: (i) First Century Partnership III, a limited partnership consisting of a 3.7% capital interest; (ii) First Century Partnership II, a limited partnership; (iii) New Enterprise Associates II, L.P. a limited partnership;

                c. Securities issued by Oclassen Pharmaceuticals, Inc. a Delaware corporation consisting of 500,000 shares of common stock;

                d. Cash and short term investments in the face amount of $6,850,000.

                e. Contract rights formerly relating to or arising out of Tenenbaum Associates, Inc. and its stockholders, including all rights of Seafield in and to payments and other consideation required tobe made by Ernst & Young U.S. LLP ("E&Y") pursuant to that certain Asset Purchase Agreement dated May 31, 1995 (the "E&Y Agreement) and any rights arising out of that certain Agreement of Purchase and Sale of Assets dated as of July 10, 1995 between Seafield and Wayne A. tanenbaum (the "WAT Agreement") and all accounts and notes receivable by Seafield with respect to the sale of Tennenbaum Associates, Inc. assets and the liquidation of Tennenbaum; and

                f. Treasury notes or similar instruments pledged by Seafield in the approximate amount of $3.0 million to secure payment of a certain Gillet letter of credit.

          2.13 Information and Records. All books, records and information recorded on any form of media, including paper, magnetic disks, computer drives, microfiche or other form of information storage equipment or materials owned by Seafield and used exclusively by the SLH Business.

          2.14 Accounts and Notes Receivable. All payments of currency receivable by Seafield upon accounts generated with respect to the SLH Business and upon notes, leases, refunds and other evidences of indebtedness or reimbursements arising out of transactions between the SLH Business and persons or entities other than Seafield (hereinafter "Third Parties"), including any receivables reflected on the Balance Sheet and now owned by Seafield.

          2.15 Contracts and Agreements. All of Seafield's right, title and interest in all contracts and agreements between Seafield and any Third Party made by or for the exclusive benefit of the SLH Business, other than such rights and interests in contracts and agreements included among the Retained Assets (the "Contract Rights," and "Contracts," respectively with the excluded rights and interests hereinafter referred to as the "Retained Contract Rights" and "Retained Contracts," respectively) including, without limitation the following:

                2.151 Real estate leases consisting of (i) the lease for the space occupied by Seafield at 2600 Grand Boulevard , Suite 500, Kansas City,
Missouri (the "Seafield Offices") and (ii) the   Tenenbaum leases.

                2.152 Equipment leases with respect to any items of equipment located at the Seafield Offices on the Distribution Date;

                2.153 Insurance and indemnity contracts and policies to the extent set forth under Article VIII of the Distribution Agreement;

                2.154 SLH Business orders for the purchase of goods and or services from Third Parties;

                2.155 Employee benefit plans and arrangements for the benefit of employees who on the Distribution Date are employed by and are on the payroll of the SLH or any SLH Subsidiary (the "SLH Employees"); and

                2.156 Any SLH Support Agreement as defined in the Distribution Agreement including the pledge by Seafield of the Gillete cash and short term securities.

                2.157  The E&Y Agreement and the WAT Agreement.

          2.16 Claims, Suits and Choses in Action. All asserted and unasserted claims, suits, and choses in action now owned by Seafield and arising out of the business and operations of the SLH Business or relating to any of the Transfer Assets (the "Claims") including without limitation, the following:

                a. Any Seafield claim for tax refunds or off sets arising out of losses recognized or recognizable by Seafield with respect to the disposition prior to the Distribution Date of any assets of the SLH Business, or which is usable by Seafield as an off set agaisnt or a reduction of any tax liability which is included in the Transfer Liabilities; and

                b. The action described in the second paragraph of Item 3 of the Seafield report on Form 10-K for the fiscal year ended December 31, 1995 (the "Seafield 10-K") (BMA v. Skidmore, Owings & Merrill);

          2.17 Permits and Licenses. All permits and licenses held by Seafield for the exclusive benefit of the SLH Business to the extent that such permits and licenses may be legally transferrable (The "Permits").

     2.2 Retained Assets. Notwithstanding the foregoing, the following Retained Assets shall not be deemed to be within the Transfer Assets and shall not be contributed or otherwise transferred to SLH hereunder:

          2.21 Retained Information and Records. All books, records and information recorded on any form of media, including paper, magnetic disks, computer drives, microfiche or other form of information storage equipment or materials owned by Seafield and including information or data relating to or for the benefit of the SLH Business as well as businesses other than the SLH Business (the "Joint Records"). SLH shall be permitted access to the Joint Records at Seafield's discretion and on an otherwise mutually agreeable basis.

          2.22 Retained Accounts and Notes Receivable. All of the following Retained Accounts Receivable: All intracompany accounts receivable by the SLH Business from Seafield other than the following accounts: O' Byrne Note receivable.

          2.23 Retained Contracts and Contract Rights. All of the following Retained Contracts and Retained Contract Rights:

                2.231 All contract rights to be retained by Seafield or any member of the Seafield Group under Article VI and VIII of the Distribution Agreement.

          2.24 Assets Subject to Restrictions on Transfer. The Retained Assets shall include, subject to the terms hereof, any asset otherwise included in the above description of the Transfer Assets which is subject to a restriction on transfer or otherwise requires the consent of a third party prior to transfer and with respect to which the restriction has not been removed or a consent has not been obtained as of the Distribution Date. Subsequent to the Distribution Date Seafield and SLH shall use reasonable efforts to remove any such restriction or to obtain such consent and upon the removal of such restriction or the receipt of such consent such asset shall become a Contributed Asset, deemed by the parties to have been contributed at and as of the Distribution Date. Upon such occurrence Seafield and SLH shall execute such further instruments of transfer necessary to complete the legal transfer of such Contributed Asset, dated as of the Distribution Date if permissible. Pending removal of such restriction and receipt of any such required consent, Seafield shall arrange for SLH to enjoy the benefits of such Asset to the extent legally permissible and SLH shall provide Seafield with the resources necessary for Seafield to continue to satisfy SLH's obligations with respect to such asset.

          2.25 Other Retained Assets. All of the following other assets held by Seafield in the name of or for the exclusive benefit of the SLH Business:
None other than an Accura Legend automobile used by W.T. Grant II, a whale sculupture in the Seafield Board Room and a fish tank in the offices of W.T. Grant II.

                                   ARTICLE III
                        ASSUMPTION OF TRANSFER LIABILITIES

     3.1 Liabilities Assumed by SLH. SLH hereby unconditionally assumes and agrees to discharge and perform in accordance with their terms all of the obligations, liabilities and duties of Seafield arising out of its operation of the SLH Business and its ownership, use or operation of the Transfer Assets other than such Retained liabilities and obligations that are enumerated in
Section 3.2 (the "Transfer Liabilities," with such Retained liabilities and obligations hereinafter referred to as the "Retained Liabilities"), including without limitation the following Transfer Liabilities:

           3.11 Balance Sheet Liabilities. All of Seafield's liabilities relating to the SLH Business which are referred to or which are reflected on the Balance Sheet as well as such liabilities which have been incurred by the SLH Business since September 30, 1996, other than such liabilities included in the Retained Liabilities (the "Balance Sheet Liabilities" with the such Retained balance sheet liabilities hereinafter referred to as the "Retained Balance Sheet Liabilities").

           3.12 Liabilities to SLH Employees. All of Seafield's liabilities to SLH Employees, including, without limitation, all Seafield's obligations under and pursuant to any SLH collective bargaining, union benefit, salary, bonus, employee welfare, pension, retirement, vacation pay, disability, accident and health insurance, life insurance, profit sharing, severance pay or other benefit plan other than such liabilities and obligations included in the Retained Liabilities (the "Employee Liabilities" with the such other employee liabilities hereinafter referred to as the "Retained Employee Liabilities").

                 3.121  Employment of SLH Employees.  At the Distribution Date,
(a) all of the following individuals who were prior to the Distribution Date employees of Seafield shall become the employees of SLH, with their employment continuing on the same terms and conditions as in effect immediately prior to the Distribution Date, subject to the rights of each such employee to decline such employment with SLH: All persons full time employed by an SLH Subsidiary, but not including P. Anthony Jacobs, James R. Seward, Steven K. Fitzwater, Linda McCoy, D. Rick Linhardt, Lisa Wall, Sandy Crain, Brian Elvin, Kim Schaefer, Paula Sheridan, Julie Tushaus, Patti Campbell or Linda Stilley; and (b) all SLH Employees who were immediately prior to the Distribution Date employees of SLH or of any SLH Subsidiary shall continue as employees of SLH or such subsidiary of SLH, as the case may be, with their employment continuing on the same terms and conditions as in effect immediately prior to the Distribution Date. In no event shall there be deemed to be any separation from service or termination of employment with respect to any of the SLH Employees for any purpose on account of the transfer of assets and liabilities relating to the SLH Business contemplated hereby.

          3.13 Contract Liabilities. All of Seafield's liabilities and obligations under the contracts and agreements included in the Transfer Assets, including those specified in Section 2.15.

          3.14 Liabilities Relating to Certain Tax Claims. Without limiting the foregoing, the Transfer Liabilities shall include any and all liability of Seafield to the IRS or any state or local taxing authority with respect to any matter relating to or arising out of any proposed adjustments by the IRS as described under "Legal Matters" in the Information Statement that is a part of the the Form 10 (the "Information Statement") as well as any other matters to be assumed by SLH as set forth in the Tax Sharing Agreement.

          3.15 Transfer and Distribution Tax Liabilities. Without limiting the foregoing, the Transfer Liabilities shall include Tax liabilities only to the extent provided in Section 3.14 and as provided in the Tax Sharing Agreement.

          3.16 Other Liabilities. All other liabilities and obligations of Seafield arising out of or relating to any of the Transfer Assets other than such liabilities and obligations included in the Retained Liabilities (the "Other Liabilities" with the such other Retained liabilities hereinafter referred to as the "Other Retained Liabilities").

     3.2 Retained Liabilities. Notwithstanding the foregoing, the following Retained Liabilities shall not be deemed to be within the Transfer Liabilities and shall not be assumed by SLH hereunder:

          3.21 Retained Employee Liabilities. Retained Employee Liabilities consisting of all of Seafield's obligations (a) with respect to the following Seafield employees:P. Anthony Jacobs, James R. Seward, Steven K. Fitzwater, Linda McCoy, D. Rick Linhardt, Lisa Wall, Sandy Crain, Brian Elvin, Kim Schaefer, Paula Sheridan, Julie Tushaus, Patti Campbell or Linda Stilley; (b) under Retained Liabilities identified in Article VI of the Distribution Agreement, and (c ) arising under employee benefit plans that are not for the exclusive benefit of the SLH Employees but that cover the employees of Seafield and/or of its subsidiaries in addition to the SLH Employees such as stock option or award plans relating to securities issued or issuable by Seafield, umbrella employee benefit or welfare plans such as the 401-K Plan, to the extent such obligations relate to employees other than the SLH Employees and to the extent that such obligations are excluded from the Transfer Liabilities under the Distribution Agreement.

          3.22 Transfer and Distribution Tax Costs and Expenses. Without limiting the foregoing, the Transfer Liabilities shall not include any expense or liability (other than Tax Liabilities under Section 3.14) incurred by Seafield with respect to (a) the transfer of the Transfer Assets and the assumption of the Transfer Liabilities hereunder and (b) the distribution of the SLH Common Stock to the Seafield shareholders under the Distribution Agreement.

          3.24  Retained Other Liabilities.  All of the following Retained Other
Liabilities: None.

     3.3 No Other Liabilities Assumed. Anything in this Agreement to the contrary notwithstanding, SLH shall not assume, or shall be deemed to have assumed, any debt, claim, obligation or other liability of Seafield or any of Seafield's subsidiaries or other affiliates whatsoever other than as specifically set forth in this Article III.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION AND
                              ACCESS TO INFORMATION

     4.1 Representations and Warranties. Except as otherwise provided herein, Seafield makes no representations or warranties with respect to the Transfer Assets, the Transfer Liabilities or the accuracy or completeness of the Balance Sheet and SLH understands that it is accepting the Transfer Assets "AS IS AND WITH ALL FAULTS" and assuming the Transfer Liabilities without any limitation.

     4.2 Indemnification. Obligations of the parties with respect to indemnification are provided for under Article III of the Distribution Agreement.

     4.3 Access to Information. Obligations of the parties with respect to access to Information are provided for under Article V of the Distribution Agreement.

     4.4     Restriction On Payment of Dividends and Redemption of Stock.    As
further assurance for its obligations hereunder, SLH agrees that until the second anniversary of this agreement SLH shall not distribute property to its stockholders with respect to its outstanding stock as a dividend or redeem any of its capital stock without the prior written consent of the Seafield Board.

                                    ARTICLE V
                                MISCELLANEOUS AND
                CERTAIN ADDITIONAL COVENANTS OF SEAFIELD AND SLH

     5.1 Taxes. Subject to the specific terms of the Tax Sharing Agreement, Seafield shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by the United States or any state or political subdivision thereof on Seafield and or SLH, required to be paid in connection with the transfer and assignment of the Transfer Assets, if any and in connection with the Distribution; provided, however, neither SLH nor Seafield shall be responsible for or obligated with respect to any taxes required to be recognized by any Seafield shareholder or SLH stockholder arising out of or in connection with the distribution of the SLH Common Stock in the Distribution.

     5.2 Amendment. This Agreement may be amended, modified or supplemented in a writing signed by Seafield and SLH.

     5.3 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.4 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri.

     5.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     5.6 No Third Party Beneficiaries. Except as otherwise indicated herein, this Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of the specific rights granted hereunder.

     5.7 Conveyances and Further Assurances. The transfer of the Transfer Assets hereunder shall be further evidenced by the delivery by Seafield to SLH of stock certificates together with duly executed instruments of assignment separate from certificates, deeds, bills of sale, properly endorsed certificates of title and other specific conveyances requested by SLH. The assumption by SLH of the Transfer Liabilities shall be further evidenced by the delivery by SLH to Seafield of such other instruments as Seafield may reasonably request and as may otherwise be required by this Agreement, the Distribution Agreement and the Other Agreements. In addition, upon the reasonable request of any of party to this Agreement, the other party will on and after the Distribution Date execute and deliver to the requesting party such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

     5.8. Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Seafield:
          Seafield Capital Corporation
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention: President

     If to SLH:
          SLH Corporation
          2600 Grand Boulevard, Suite 500
          Kansas City, Missouri 64108
          Attention: President

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 9.05. Copies of all notices, requests, claims, demands and other communications hereunder shall also be given to:

          Lathrop & Gage L.C.
          2345 Grand Boulevard
          Suite 2800
          Kansas City, Missouri 64108-2684
          Attention: Lathrop M. Gates, Esq.

     5.9 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

     5.10 Written Consent of Sole Stockholder. Seafield owns all of the issued and outstanding capital stock of SLH, consisting of 100 shares of $0.001 par value Common Stock. The officer of Seafield executing this Agreement has been duly authorized by the Board of Directors of Seafield, consistent with its Articles of Incorporation and Bylaws, to vote such stock and execute written consents of the holders of such stock, and his execution of this Agreement shall constitute the written consent of the Sole Stockholder of SLH to this transaction.

     5.11 Approval of Seafield's and SLH's Boards of Directors. Consistent with and in accordance with the Certificates of Incorporation and Bylaws of Seafield and SLH, the Boards of Directors of Seafield and SLH have authorized and approved of this agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                          SEAFIELD CAPITAL CORPORATION
     Attest:

     _______________________          By: _____________________________
       Steven K. Fitzwater                      W Thomas Grant II
            Secretary                                Chairman

                                SLH CORPORATION
     Attest:

     _______________________          By: _____________________________
       Steven K. Fitzwater                     James R. Seward, CFA
            Secretary                                President

                                 ACKNOWLEDGEMENTS

STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

     BE IT REMEMBERED, that on this __st day of _________, 199_, before me, the undersigned, a notary public in and for said state, came W. Thomas Grant II Chairman and Steven K. Fitzwater, Secretary, respectively of Seafield Capital Corporation, a Missouri corporation, to me personally known to be such officers and the same persons who executed as such officers the foregoing instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above mentioned.


                                             _____________________________
                                             Notary Public in and for said
                                             County and State
My commission expires:

                     , 19

STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

     BE IT REMEMBERED, that on this __st day of _________, 199_, before me, the undersigned, a notary public in and for said state, came James R. Seward, CFA, Chairman and Steven K. Fitzwater, Secretary, respectively of SLH Corporation, a Kansas corporation, to me personally known to be such officers and the same persons who executed as such officers the foregoing instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above mentioned.

                                             _____________________________
                                             Notary Public in and for said
                                             County and State
My commission expires:

                     , 19

                                                                       Exhibit E

                                SLH CORPORATION
                            1997 STOCK INCENTIVE PLAN

1.   PURPOSE

The SLH Corporation 1997 Stock Incentive Plan is designed to enable Non-Employee Directors of and qualified executive, managerial, supervisory and professional officers and employees of the Company and its Subsidiaries to acquire or increase their ownership of the $.01 par value common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to exert maximum effort for the continued success and growth of the Company and its Subsidiaries and the enhancement of stockholders' interests, to aid in retaining individuals who exert such efforts and to assist in attracting the best available individuals in the future.

2.   DEFINITIONS

When used herein, the following terms shall have the meaning set forth below:

     2.1     "Board" means the Board of Directors of SLH Corporation.

     2.2 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.3 "Committee" means the members of the Board's Nominating and Compensation Committee. Each Committee member shall be, at any time that an Option is granted hereunder, a Non-Employee Director.

     2.4     "Company" means SLH Corporation.

     2.5     "Director" means a member of the Board.

     2.6 "Distribution Date" means the date on which Shares are distributed by Seafield Capital Corporation to is shareholders.

     2.7 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.8 "Fair Market Value" means with respect to the Company's Shares, the average of the closing "bid" and "asked" prices of the Shares, as reported on the OTC Bulletin Board, or, if not so reported, the closing sales price as reported by any other appropriate reporting system of general circulation, on the date for which the value is to be determined, or if there is no closing "bid" and "asked" price or sales price on such date, then on the first day following such date for which there is a closing "bid" and "asked" price (where value is to be determined on the Distribution Date) or on the last day prior to such date for which prices for Shares were so reported (where value is to be determined as of a date other than the Distribution Date).

     2.9     "Grantee" means a person to whom an Option is granted.

     2.10 "Incentive Stock Option" or "ISO" means an Option awarded under the Plan which meets the terms and conditions established by Code Section 422 and applicable regulations thereunder for such an Option.

     2.11 "Non-Employee Director" means a Director who is a "Non-Employee Director" within the meaning of both (i) Rule 16b-3 under the Exchange Act or any successor rule of similar import, and (ii) Section 162(m) of the Code and applicable regulations thereunder.

     2.12 "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan which by its terms and conditions is not an ISO.

     2.13 "Option" means the right to purchase, at a price, for a term, under conditions, and for cash or other considerations fixed either by the Plan or by the Committee in accordance with such restrictions as the Plan and the Committee impose, a number of Shares specified by the Plan or the Committee, as the case may be. An Option can be either an ISO or NQSO or a combination thereof.

     2.14    "Plan" means the Company's 1997 Stock Incentive Plan.

     2.15    "Securities Act" means the Securities Act of 1933, as amended.

     2.16 "Shares" means shares of the Company's $.01 par value common stock or, if by reason of the adjustment provisions hereof any rights under an Option granted under the Plan pertain to any other security, such other security.

     2.17 "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Option is granted or in other cases at the time of reference, owns directly or indirectly not less than 50% of the equity interest.

     2.18 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option, by bequest or inheritance or by reason of the death of the Grantee, as provided in accordance with Section 8 hereof.

     2.19 "Tax Date" means the date on which the amount of tax to be withheld with respect to an Option is determined.

     2.20 "Term" means the period during which a particular Option may be exercised.

3.   ADMINISTRATION OF THE PLAN

     3.1 The Plan shall be administered by the Committee, comprised from time to time of not fewer than two members, each of whom shall be Non-Employee Directors.

     3.2 The Committee shall have plenary authority, subject to provisions of the Plan (including without limitation the provisions of Section 6 hereof respecting Options granted the Non-Employee Directors pursuant to Section 6.2), to determine when and to whom Options shall be granted, the Term of each Option, the number of Shares covered by it, the participation by Grantees in other plans, and any other terms or conditions of each such Option. The number of Shares, the Term and the other terms and conditions of a particular Option need not be the same, even as to similarly situated Grantees. The Committee's actions in granting Options and fixing their size, Term, and other terms and conditions shall be final and conclusive on all persons. Notwithstanding anything in the Plan to the contrary, the maximum number of Shares with respect to which Options may be granted under the Plan to any individual other than a Non-Employee Director is 65,000.

     3.3 The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Grantees, all Successors, and any other person, whether that person is claiming under or through any Grantee or otherwise.

     3.4 The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee. The Committee may make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.5 Service on the Committee shall constitute service as a Director, so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors pursuant to its Bylaws and to any agreements between the Company and its Directors providing for indemnification.

     3.6 The Committee shall regularly inform the Board as to its actions with respect to all Options under the Plan and the Terms and conditions of such Option grants in a manner, at such times, and in such form as the Board may reasonably request.

4.   ELIGIBILITY

Options may be granted under the Plan only to either (a) employees of the Company or a Subsidiary who have executive, managerial, supervisory or professional responsibilities or (b) Non-Employee Directors; provided that only NQSOs may be granted to Non-Employee Directors. Officers shall be employees for this purpose, whether or not they are also Directors. Options may be granted to eligible employees and Non-Employee Directors whether or not they have received prior Options under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Company or any Subsidiary.

5.   SHARES SUBJECT TO PLAN

The Company hereby reserves 260,000 Shares for issuance in connection with Options under the Plan, subject to adjustment under Section 17. The Shares so issued may be unreserved Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination of any such Option prior to issuance of the Shares, any Shares withheld by the Company as payment of the exercise price pursuant to
Section 11.4 or pursuant to a tax withholding election permitted under Section
19.2 hereof, and any Shares owned by a Grantee which are used in the exercise of an Option under Section 11.3 hereof shall be deemed issued under the Plan.

6.   GRANTING OF OPTIONS

     6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options to persons eligible under Section 4 above; provided that if

Options are granted to a Non-Employee Director either for more than 16,200 Shares or with a grant date other than either the Distribution Date (in the case of Non-Employee Directors who are first appointed or elected on the date this Plan is first approved by the Board) or on the later of the Distribution Date and the date a Non-Employee Director first assumes office as a Director (in the case of any Non-Employee Director who first assumes office as a Director after the date this Plan is first approved by the Board), such grant shall be subject to approval by the Company's stockholders.

     6.2 Each person who is a Non-Employee Director as of the Distribution Date shall, as of the Distribution Date, receive a grant of Options respecting 16,200 Shares, and each Non-Employee Director who first becomes a Director after the Distribution Date shall, upon first becoming a Director, receive a grant of Options respecting 8,125 Shares, in all cases without further action by the Committee, the Board or otherwise.

     6.3 Pursuant to Code Section 422 and applicable regulations, an Option shall not be deemed to be an ISO to the extent that the aggregate Fair Market Value, as determined on the date or dates of grant, of Shares with respect to which such ISOs are exercisable for the first time by any individual during any calendar year (under all stock option incentive plans of the Company or a Subsidiary) exceeds $100,000. ISOs which first become exercisable during a calendar year shall be taken into account in the order granted. Options that exceed the $100,000 limit shall be treated as NQSOs.

     6.4 The purchase price of each Share subject to an Option (other than Options granted to Non-Employee Directors pursuant to Section 6.2 hereof) shall be fixed by the Committee, provided the purchase price for all Options shall not be less than 100% of the Fair Market Value of the Shares on the date the Option is granted. The purchase price of each Share subject to an Option granted to a Non-Employee Director pursuant to Section 6.2 hereof shall be 100% of the Fair Market Value of the Shares on the effective grant date of such Option.

     6.5 Notwithstanding Section 6.4 above, pursuant to Code Section 422 and applicable regulations, the minimum purchase price of an ISO shall be 110% of the Fair Market Value of the Shares on the date the ISO is granted with respect to Grantees who at the time of grant are deemed to own 10% or more of the voting power of the Company's outstanding Shares.

     6.6 Each Option (other than an Option granted to Non-Employee Directors pursuant to Section 6.2 hereof) shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee. Options granted to Non-Employee Directors pursuant to Section 6.2 hereof shall expire on the tenth anniversary of the effective date of grant.

     6.7 Notwithstanding Section 6.6 above, pursuant to Code Section 422 and applicable regulations, ISO Options shall expire and all rights to purchase Shares thereunder shall cease no later than the fifth anniversary of the date on which the Option was granted with respect to Grantees who at the time of grant are deemed to own 10% or more the voting power of the Company, and no later than the tenth anniversary of the date on which the Option was granted with respect to other Grantees.

     6.8 Each Option (other than Options granted to Non-Employee Directors pursuant to Section 6.2 hereof) shall become exercisable at the time, and for the number of Shares, fixed by the Committee. Options granted to Non-Employee Directors pursuant to Section 6.2 hereof shall become exercisable in four equal installments: one-fourth on the effective date of grant and one-fourth on each of the first, second and third anniversaries of the effective date of grant.

7.   NON-TRANSFERABILITY OF RIGHTS

No ISO and no rights under any ISO shall be assignable or transferable otherwise than by will or the laws of descent and distribution and, except to the extent otherwise provided in Section 11, the rights and the benefits of any such Option may be exercised and received, respectively, during the lifetime of the Grantee only by him or by his guardian or legal representative.

8.   DEATH, DISABILITY, RETIREMENT AND OTHER TERMINATION OF EMPLOYMENT

     8.1 Subject to the terms of the Plan, the Committee may make such provisions concerning exercise or lapse of Options upon the Grantee's death, disability, retirement, or other termination of employment as it shall in its discretion determine, provided:

            (i)  no provision shall extend the Term of an Option,

           (ii) except upon a Grantee's death or disability no provision shall permit an ISO to be exercised after the date three months following the Grantee's termination of employment,

          (iii) no provision shall permit an Option to be exercised after the date which is twelve months following a Grantee's death or disability,

           (iv) no provision shall permit a NQSO to be exercised after the date which is three years following the Grantee's retirement from the Company or a Subsidiary,

            (v) except upon a Grantee's death, disability or retirement, no provision shall permit an NQSO to be exercised after the date which is six months following a Grantee's termination of employment,

           (vi)  Options granted to a Non-Employee Director pursuant to Section
6.2 hereof shall expire to the extent unexercised on the date which is 90 days after the date said Non-Employee Director's term as a Director shall terminate; provided further, that in the event of the death of a Non-Employee Director during such person's term as a Director or during the 90-day period following expiration of such term, such Options shall expire to the extent unexercised by such person's Successor on that date which is 12 months after the date of death, and

          (vii) No provision representing disability or retirement shall be made a part of any option granted to a Non-Employee Director pursuant to
Section 6.2 hereof, except to the extent provided for in clause (vi) above.

For purposes of this Section 8, the term "disability" shall mean the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months, based on the opinion of a qualified physician (or other medical certificate) and other evidence acceptable to the Committee, and the term "retirement" shall mean normal retirement at or after attaining age 65.

     8.2 Unless the Committee determines otherwise (but only with respect to Options granted other than to Non-Employee Directors pursuant to Section 6.2 hereof), Options which pursuant to their terms are exercisable following termination of a Grantee's employment or the expiration of a Non-Employee Director's term as a Director:

            (i) may be exercised only to the extent exercisable upon the date such employment terminates, or such term as a Director expires if such termination or expiration is other than by reason of the Grantee's death, or, in the case of Options granted other than to Non-









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








Employee Directors pursuant to Section 6.2 hereof, disability or retirement, and

           (ii) shall be accelerated if not yet vested and shall be exercisable in full,free and clear of all restrictions if such termination or expiration is by reason of the Grantee's death or, in the case of Options granted other than to Non-Employee Directors pursuant to Section 6.2 hereof, disability or retirement.

     8.3 Each Grantee may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or rights under the Plan is to be paid or transferred in case of his death before he receives any or all of such benefit or exercises such rights. Each designation will revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his lifetime. In the absence of any such designation, benefits or rights remaining unpaid or unexercised at the Grantee's death shall be paid to or shall be exercisable by his estate, subject to the terms hereof.

     8.4 Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute termination of employment for purposes of any Option. The Committee may specify in the terms and conditions of an Option grant whether any authorized leave of absence or absence for military or governmental service or for any other reason shall constitute a termination of employment for purposes of the Option and the Plan.

9.   PROVISIONS RELATING TO CHANGE IN CONTROL OR EXTRAORDINARY CORPORATE
     TRANSACTION

Notwithstanding any provision in this Plan to the contrary, all outstanding Options shall become exercisable immediately if any of the following events occur, unless, in the case of Options granted other than to Non-Employee Directors pursuant to Section 6.2 hereof, otherwise determined by the Committee:

     (1) Any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, provided that this provision shall not apply to the direct, indirect or beneficial ownership of Shares by descendants of W.T. Grant or their spouses, or

     (2) At any time there shall cease to be a majority of the Board comprised as follows: individuals who on the date this Plan is adopted by the Board constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date this Plan is adopted by the Board or whose election or nomination for election was previously so approved, or

     (3) Any merger or consolidation involving the Company, provided that if the Company is the surviving entity in a merger then with respect to any Grantee whose employment with the surviving entity in such merger is confirmed for the then remaining term of his employment agreement, if any, such merger shall not be considered a merger for purposes of this Section 9, or

     (4) The adoption or approval by the Company's Board and stockholders of a plan of complete liquidation and dissolution of the Company.

Any Options not exercised prior to consummation of a transaction referred to in
(3) or (4) above shall terminate upon consummation of such transaction, unless, in the case of Options granted other than to Non-Employee Directors pursuant to
Section 6.2 hereof, otherwise determined by the Committee.

10.  WRITING EVIDENCING OPTIONS

Each Option granted under the Plan shall be evidenced by a writing which may, but need not, be in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Option grant, its Term, the other terms and conditions thereof, other than those set forth in the Plan, and such other information as the Committee directs. Acceptance of, or receipt of the benefits of, an Option grant by the Grantee shall be conclusively presumed to be assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement to be signed by the Grantee.

11.  EXERCISE OF RIGHTS UNDER OPTIONS

     11.1 A person entitled to exercise an Option may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option is being exercised and any other information the Committee may prescribe.

     11.2 The notice of exercise shall be accompanied by payment in full of the purchase price for any Shares to be purchased, with such payment being made in cash or in Shares having a Fair Market Value at that time equivalent to the purchase price of such Shares to be purchased, or a combination thereof.

     11.3 In lieu of delivery of a stock certificate or certificates evidencing Shares tendered by the Grantee in payment of the purchase price in exercising an NQSO (but not on ISO), the Grantee may furnish a notarized statement executed by the Grantee, in such form as prescribed by the Committee, as payment for all or a portion of the purchase price for such Shares. The statement shall recite the number of Shares being purchased by the Grantee pursuant to the Option and the number of Shares owned by the Grantee which otherwise could be freely delivered as payment of the purchase price by the Grantee based on their Fair Market Value at that time. The Grantee will then be issued a certificate for new Shares equal to the number of Shares- acquired by the Grantee hereunder upon exercise of the Option, less the number of Shares owned by the Grantee and described in the notarized statement. No Shares shall be issued upon exercise of an Option until full payment has been made therefor.

     11.4 In lieu of payment by the Grantee in cash or in Shares or by delivery of a notarized statement of ownership pursuant to Sections 11.2 and 11.3, respectively, the Grantee may elect to pay all or part of the purchase price for Shares pursuant to an exercise of an NQSO (but not an ISO) by requesting the Company to reduce the number of Shares otherwise issuable to the Grantee upon the exercise of the Option by the number of Shares with a Fair Market Value at that time sufficient to pay the exercise price. Any such election shall be made by delivering written notice thereof to the Company, together with such information and documents as the Committee may prescribe.

     11.5 Upon exercise of an Option but before a distribution of Shares in satisfaction thereof, the Grantee may request in writing that the Shares to be issued in satisfaction of the Option exercise be issued in the name of the Grantee and another person as joint tenants with right of survivorship or as tenants in common.

     11.6 All notices or requests to the Company provided for herein shall be delivered to the Secretary of the Company.

12.  EFFECTIVE DATE OF THE PLAN AND DURATION

     12.1 The Plan shall become effective on the Distribution Date, subject to approval by any governmental body having jurisdiction over the Company with respect to this Plan within the time limits applicable to any such governmental approvals.

     12.2 The Plan shall remain in effect until all Options have been exercised in accordance herewith, but no Options may be granted under the Plan after December 31, 2001. The terms of any Option may be amended at any time prior to the end of its Term in accordance with the Plan.

13.  DATE OF OPTION GRANT

The date of an Option grant shall be the date on which the Committee's determination to grant the same is final, or such later date as shall be specified by the Committee in connection with its determination; provided that the date of grant for an Option granted pursuant to Section 6.2 hereof shall be as specified in Section 6.

14.  SHAREHOLDER STATUS

No person shall have any rights as a shareholder by virtue of the grant of an Option under the Plan, except with respect to Shares actually issued to that person.

15.  POSTPONEMENT OR NON-EXERCISE

The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an Option granted under the Plan prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the taking of any action in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares; and (iii) the completion of any registration or other qualification of such Shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company shall not be obligated by virtue of any terms and conditions of any Option or any provisions of the Plan to recognize the exercise of an Option or to sell or issue shares in violation of the Securities Act or the law of any government having jurisdiction thereof. Any postponement or delay by the Company in recognizing the exercise of any Option or in issuing any Shares hereunder shall not extend the Term of an Option and neither the Company nor its directors or officers shall have any obligation or liability to the Grantee of an Option, to a Successor or to any other person with respect to any Shares as to which the Option shall lapse because of such postponement.

16.  TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

The Board may terminate, suspend or modify the Plan at any time and in any manner, provided, however, that to the extent stockholder approval is required by the Code (including without limitation, pursuant to Sections 162 or 422 thereof) or regulations promulgated thereunder, or is required by regulations issued under the Securities Act or the Exchange Act, in order to create or preserve Company or Grantee benefits or rights under or with respect to Options, the Board shall not, without authorization of the stockholders, effect any change (other than through adjustment for changes in capitalization or as otherwise herein provided) which:

          (i) increases the aggregate number of Shares for which Options may be granted under the Plan or increases in the maximum number of Shares for which Options may be granted to any one Grantee;

         (ii)  lowers the minimum option price;

        (iii) lengthens the maximum period during which an Option may be exercised;

         (iv) materially modifies the requirements as to eligibility to participate in the Plan;

          (v)  extends the period of time during which Options may be granted;
or

         (vi) materially increases the benefits of the Plan accruing to Grantees.

Notwithstanding the foregoing, (i) the Board may amend the Plan, without stockholder authorization, to comply with section 16(b) of the Exchange Act or regulations issued thereunder, to effect registration of the Plan or securities issuable thereunder under the Securities Act or the laws of any state, or to obtain any required regulatory approval and (ii) if amendments to the Code or to the Securities Act or Exchange Act, or regulations issued thereunder, are adopted after the date of adoption of the Plan, which amendments permit termination, suspension or modification of the Plan, including but not limited to the changes referred to above, without stockholder approval, no authorization by the Company's stockholders of any Board action hereunder shall be required.

No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Option granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

17.  ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

     17.1 In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee shall (i) make equitable adjustments, to protect against dilution or enlargement, in the number and kind of Shares authorized by the Plan and, with respect to outstanding Options, in the number and kind of Shares covered thereby and in the Option price, and (ii) make such arrangements, which shall be binding upon the holders of unexpired Options for the substitution of new Options for any unexpired Options then outstanding under the Plan or for the assumption of any such unexpired Options.

     17.2 The grant of any Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets, or the business, assets or stock of a Subsidiary.

18.  NON-UNIFORM DETERMINATION

The Committee's determination under the Plan including, without limitation, determination of the persons to receive Options, the form, amount and type of Options (i.e., ISOs or NQSOs) the terms and provisions of Options and the written material evidencing such Options, any amendments to the terms and provisions of any Options, and the granting or rejecting of applications for delivery of Shares or affidavits of ownership in lieu of cash payments, need not be uniform and may be made selectively among otherwise eligible employees or Non-Employee Directors whether or not such employees or Non-Employee Directors are similarly situated.

19.   TAXES

     19.1 The Company may pay, withhold or require a Grantee to remit to it amounts sufficient to satisfy the Company's federal, state, local or other tax withholding obligations attributable to any Option exercise, after giving notice to the Grantee, and the Company may defer issuance of Shares in connection with an Option exercise if any such tax, charge or assessment may be pending, until indemnified to its satisfaction.

     19.2 In connection with the exercise of an NQSO, a Grantee may make an irrevocable election to have Shares otherwise issuable withheld, or tender back to the Company Shares received, or deliver to the Company previously-acquired Shares, having a Fair Market Value at the time sufficient to satisfy all or part of the Company's total federal, state, local and other tax withholding obligations associated with the transaction.

20.  TENURE

Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or Subsidiary has to terminate the employment of such participant. An employee terminated for cause, as determined by the Company, shall forfeit all of his rights under the Plan, except as to Options already exercised.

21.  APPLICATION OF PROCEEDS

The proceeds received by the Company from the sale of its shares under the Plan shall be used for general corporate purposes of the Company and its Subsidiaries.

22.  OTHER ACTIONS

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

23.  GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

24.  REQUIREMENTS OF LAW, GOVERNING LAW

The granting of Options and the issuance of shares of Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges and self-regulating entities as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Kansas.

25.  EFFECT ON OTHER PLANS

Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company or a Subsidiary. Any Options granted pursuant hereto shall not be used in determining the benefits provided under any other plan of the Company or a Subsidiary unless specifically provided therein.






































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